Exhibit 2.1

BUSINESS UNIT – BROTH & STOCK

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

B&G FOODS NORTH AMERICA, INC.,

as Buyer,

B&G FOODS, INC.,

as Guarantor,

and

THE OTHER PARTIES LISTED AS SIGNATORIES HERETO,

as Sellers

January 15, 2026

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A	Allocation Methodology
Exhibit B	Form of Transition Services Agreement
Exhibit C	Escrow Agreement

iii

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT, dated as of January 15, 2026 (this “Agreement”), is made and entered into by and among B&G Foods North America, Inc., a Delaware corporation (“Buyer”), those certain other parties signatory hereto, including Seller Parent (collectively “Sellers” and each entity individually, a “Seller”), and, solely for the purposes of Section 11.01, B&G Foods, Inc., a Delaware corporation (“Guarantor”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

W I T N E S S E T H:

Whereas, on July 1, 2025 (the “Petition Date”), Sellers as debtors and debtors in possession (collectively, the “Debtors”) sought relief under Chapter 11 of Title 11, §§ 101-1330 of the United States Code (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”);

Whereas, subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, the Parties desire to enter into this Agreement, pursuant to which Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets, and Buyer shall assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105 and 363, and/or as applicable Section 1129 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order;

WHEREAS, Sellers are engaged in the Business (as defined herein) to which this Agreement relates and one or more other businesses, including the Vegetable Business (the “Other Businesses”), and the transaction contemplated by this Agreement is one transaction in a series of transactions contemplated by Sellers in connection with the Chapter 11 Cases and one or more Sellers has entered into or may enter into one or more separate transactions with one or more third parties other than Buyer (“Other Buyers”) for the sale of the Other Businesses, including in connection with the sale of the Vegetable Business to a third party buyer (such transaction with respect to the Vegetable Business, the “Vegetable Transaction”) and in connection with the sale of the Fruit Business to a third party buyer (such transaction with respect to the Fruit Business, the “Fruit Transaction”); and

Whereas, the Parties’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article 1

Definitions

Section 1.01      Definitions.

(a)           The following terms, as used herein, have the following meanings:

“ABL Agent” means the agent for the ABL Lenders.

“ABL Lenders” means the banks and other financial institutions or entities from time to time parties to the DIP ABL Credit Agreement.

“Accounting Principles” means (i) the principles, practices and methodologies as were used in the preparation of the Management Inventory Report, (ii) the principles, practices and methodologies as were used in the preparation of the Financial Statements and (iii) IFRS; provided that (x) in the event of a conflict between the principles, practices and methodologies as were used in the preparation of the Management Inventory Report and either the principles, practices and methodologies as were used in the preparation of the Financial Statements or IFRS, the principles, practices and methodologies as were used in the preparation of the Management Inventory Report shall control and (y) in the event of a conflict between the principles, practices and methodologies as were used in the preparation of the Financial Statements and IFRS, the principles, practices and methodologies as were used in the preparation of the Financial Statements shall control.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, ownership of more than fifty percent (50%) of the voting securities shall be deemed to be “control” for purposes of this definition. In no event shall Affiliates of any Seller be deemed to include portfolio companies of investment funds managed or advised by Affiliates of such Seller.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of all or substantially all of the Purchased Assets (other than any Inventory sold or disposed of in the Ordinary Course and, for the avoidance of doubt, any asset designated as an Excluded Asset pursuant to Section 2.03) and the assumption of the Assumed Liabilities, in a transaction or series of transactions with one or more Persons other than Buyer or any of its Affiliates.

“Antitrust Laws” means any applicable antitrust, competition, trade regulation or merger control Laws promulgated by any Governmental Authority.

“Auction” means an auction or auctions, if any, for the sale of Sellers’ assets conducted pursuant to the terms and conditions of the Bidding Procedures Order.

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies that may be brought by or on behalf of the Sellers or their estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common Law, including fraudulent transfer Laws.

“Back-Up Bidder” shall have the meaning set forth in the Bidding Procedures.

“Bankruptcy and Equity Exception” means any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in any Proceeding in equity or at Law).

“Bidding Procedures” has the meaning set forth in the Bidding Procedures Motion.

“Bidding Procedures Motion” means the Debtors’ Motion for Entry of an Order (I) Approving the Auction and Bidding Procedures in Connection with the Sale of Substantially All of Debtors’ Assets, (II) Authorizing the Debtors to Enter Into the Stalking Horse Purchase Agreement, (III) Scheduling an Auction and Sale Hearing, (IV) Approving the Form and Manner of Notice Thereof, (V) Approving the Sale of Substantially All of the Debtors’ Assets, and (VI) Granting Related Relief [Docket No. 190], dated as of July 20, 2025, filed by Sellers in the Bankruptcy Court.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures Motion [Docket No. 365] entered on August 13, 2025.

“Business” means the business of developing, manufacturing, procuring, marketing, distributing and selling conventional and organic broths and stocks in aseptic packaging and cans under the College Inn and Kitchen Basics brands, as operated by the Sellers as of the date hereof in the United States.

“Business Day” any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Business Employee” means, as of any date, each employee of a Seller or any of its Affiliates who provides services Primarily for the Business.

“Buyer Parent” means B&G Foods, Inc., a Delaware corporation.

“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Claim” means a “claim” as defined in Section 101 of the Bankruptcy Code.

“Clean Team Agreement” means any clean team or similar agreement entered into from time to time between one or more Sellers and one or more third parties in connection with the potential sale of the Business and the Other Businesses, which establishes a “clean team” and limits access to certain confidential information of Sellers to such clean team in connection with such sale process.

“Closing Date” means the date of the Closing.

“Closing Date Payment” means an amount in cash equal to the sum of (a) $110,000,000, plus (b) the Saleable Inventory Adjustment, less (c) the Deposit.

“Closing Saleable Inventory” means an amount equal to (i) the Saleable Inventory as set forth in the most recent Updated Management Inventory Report delivered by Sellers to Buyer pursuant to Section 5.03, minus (ii) the Saleable Inventory sold between the date of such Updated Management Inventory Report and the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any Contract that any Seller or any of its Subsidiaries has entered into with any union, works council or collective bargaining agent with respect to terms and conditions of employment of any Business Employee, including, without limitation, any shut-down agreement.

“Competing Bid” means any bid contemplating an Alternative Transaction.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated September 8, 2025, by and between Del Monte Foods Corporation II, Inc. and Guarantor.

“Consenting Lenders” has the meaning ascribed to such term in the RSA.

“Contract” means any written contract, agreement, license, sublicense, Lease, sales order, purchase order, instrument, undertaking or legally binding commitment.

“Cure Costs” means, with respect to any Purchased Contract, the Liabilities that must be paid or otherwise satisfied to cure all monetary defaults under such Purchased Contract to the extent required by Section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of such Purchased Contract, as determined pursuant to the process set forth in the Bidding Procedures Order.

“Cut-Off Date” means the earlier of (a) twelve (12) months following the Closing and (b) the closing of the Chapter 11 Cases.

“Deposit” means $11,500,000.

“DIP ABL Credit Agreement” means, as it may be amended, restated, supplemented, or otherwise modified from time to time, that certain Debtor-in-Possession ABL Credit Agreement, dated as of July 2, 2025, by and among Del Monte Foods Corporation II, Inc., as borrower, DM Intermediate II Corporation, as holdings, the lenders from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent (together with its permitted successors).

“DIP Credit Agreement” means that certain Super-Priority Senior Secured Debtor-In-Possession Credit and Guaranty Agreement, dated as of July 2, 2025, among the Debtors, the Administrative Agent (as defined therein) and the lenders party thereto.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer (as supplemented, modified and/or updated pursuant to Section 12.12).

“Encumbrance” means any mortgage, lien, pledge, deed of trust, security interest, charge, easement, purchase option, right of first refusal or offer, restriction on transfer, covenant running with the land, right of way, option, license, title defect or other survey defect and any other similar encumbrance of any kind.

“Environmental Laws” means all applicable Laws concerning or relating to worker/occupational health and safety (solely to the extent related to exposure to Hazardous Materials), pollution (or the cleanup thereof), protection of the environment, or the use, manufacture, production, removal, cleanup, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, labeling, discharge or release, of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder, in each case, as amended.

“Escrow Agent” means Citibank, N.A., a national banking association.

“Escrow Agreement” means the Escrow Agreement entered into on or prior to the date hereof by and among Buyer Parent, Seller Parent and the Escrow Agent, a copy of which is attached hereto as Exhibit C.

“Excluded Employee Liabilities” means any and all Liabilities arising out of or relating to employees or other service providers of any Seller and its Affiliates or any Seller Plan arising prior to the Closing, including, without limitation, any and all Liabilities arising prior to the Closing and arising out of or related to (a) any Transferred Employee (other than in respect of service to Buyer and its Affiliates for any period on or following the Closing), (b) any current or former employee or other service provider of Sellers or any of their Affiliates, (c) any Seller Plan, (d) any Collective Bargaining Agreement or (e) actual or alleged violations of applicable law. Excluded Employee Liabilities shall also include, without limitation, (i) any and all Liabilities arising out of or relating to employment or termination of employment of any current or former employee of Sellers and their Affiliates (including, without limitation, all Business Employees and Transferred Employees) in respect of any period prior to the Closing, (ii) any and all Liabilities arising out of or related to any Collective Bargaining Agreement, and (iii) any and all Liabilities under any Seller Plan whether arising prior to, on or following the Closing.

“Excluded Taxes” means, other than Taxes described in Section 2.02(i): any (a) Taxes imposed on or payable by Sellers or their Affiliates (including predecessors of each of the foregoing) for any taxable period without regard to whether such Taxes relate to periods ending on or before the Closing Date or thereafter, (b) Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Tax Period, (c) Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities for any taxable period, (d) Taxes of Sellers for which Buyer or a Buyer Designee is liable as a transferee or successor as a result of the transfer of the Purchased Assets pursuant to this Agreement or otherwise attaching to the Purchased Assets, and (e) Taxes imposed on Sellers or their Affiliates (including or predecessors of each of the foregoing) for the Taxes of any Person pursuant to a contract entered into by Sellers or their Affiliates (including predecessors of each of the foregoing) prior to the Closing, or by operation of law by reason of joint or several liability with respect to Pre-Closing Tax Periods under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law). For purposes of this Agreement, in the case of any Straddle Period, Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the manner set forth in Section 7.06(d).

“Final Order” means an Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented in writing to by Buyer) and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such Order of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a right to a new trial, stay, reargument or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order, shall not cause an Order not to be a Final Order.

“Finished Inventory” means all finished goods inventory, whether labeled or unlabeled, Primarily used or held for use in the Business, whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto.

“Food Claim Certifications” means private food claim certifications (including that a product is kosher, gluten free, Non-GMO Project Verified, etc.).

“Foreign Direct Investment Laws” means any Law promulgated by any Governmental Authority and designed to regulate direct or indirect foreign investment.

“Fraud” means actual and intentional common law fraud under Delaware law with the intent to deceive by a Party in the making of the representations and warranties set forth in Article 3 or Article 4 of this Agreement by such Party, as applicable (and not with respect to any other representations or warranties). For the avoidance of doubt, any inaccuracy of any representation or warranty shall be determined with regard to, and including, all qualifications and exceptions contained therein (and in the Schedules relating thereto) relating to knowledge, Knowledge of Sellers, materiality, Material Adverse Effect, and all similar qualifications and standards contained within the representations and warranties, as applicable.

“Fruit Business” means the business of developing, manufacturing, procuring, marketing, distributing and selling shelf-stable packaged ambient fruit, namely, apples, pineapples, pears, grapefruits, citrus salads, apricots, peaches, mangos, papayas, mandarin oranges, cherries, and mixed fruits, in the following packaging: cans, jars, plastic cups, plastic pouches, tetrapaks, and sustainable packaging and successor versions of such packaging; also including, namely ambient fruit sauces, under the DEL MONTE® and S&W® brands and the other brands set forth in the Fruit Buyer License Agreement (as defined in the Asset Purchase Agreement among the Sellers and the applicable Other Buyers with respect to the Fruit Business) operated by the Sellers as of the date hereof in the United States (including Puerto Rico) and Mexico.

“Governmental Authority” means any (a) multinational, tribal, federal, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency or instrumentality, domestic or foreign, (b) subdivision or authority of any of the foregoing or (c) regulatory or administrative authority.

“Hazardous Material” means any material, substance or waste (i) that is listed, regulated or otherwise defined as “toxic,” or “hazardous,” a pollutant or contaminant (or words of similar meaning) by any Environmental Law, (ii) the presence of which requires investigation or remediation under any Environmental Law because of its dangerous or deleterious properties or characteristics or (iii) that is petroleum, petroleum constituents or byproducts, lead, urea, formaldehyde, radon gas, mold, asbestos-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides, and polychlorinated biphenyls.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (but excluding trade accounts payable for goods and services, other accounts payable in each case that are Ordinary Course accrued current liabilities), (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services, other accounts payable in each case that are Ordinary Course accrued current liabilities), (c) all obligations of such Person under leases required to be capitalized in accordance with IFRS, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) the liquidation value of all redeemable preferred stock of such Person, (f) all obligations of the type referenced in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guaranties of such obligations, and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Encumbrance (other than a Permitted Encumbrance) on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means any and all intellectual property of every kind, whether protected or arising under the Laws of the United States or any other jurisdiction, including all intellectual or industrial property rights in any of the following: (a) all trademarks and service marks, and all registrations, renewals and applications therefor, and all brand names, product names, trade dress, logos, protectable distinguishing guises and indicia of origin, slogans and other similar designations of source or origin and, in each case, all goodwill and all other worldwide rights, title and interest associated with the foregoing, whether registered or not, in any form including abbreviation, derivation, variation, diffusion or otherwise, whether stylized or not stylized, and for all purposes and for all goods, products and services (collectively, “Trademarks”), (b) methods, techniques, ideas, know-how, research and development, technical data, molds, prototypes, models and designs, programs, materials, specifications, processes, inventions (patentable or unpatentable), patents, and other similar materials and improvements thereto, and all tangible embodiments of the foregoing, and all applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions (collectively, “Patents”), (c) all copyrights (registered or unregistered), works of authorship, and software (including source code, object code, operating systems and specifications), including applications and registrations thereof (collectively, “Copyrights”), (d) all trade secrets, confidential or proprietary business information, including business data bases, data analytics, know-how, techniques, concepts, methods, processes, specifications, product designs, recipes, blue prints, surveys, customer reviews, customer/vendor lists, customer contact information, email lists, data bases, sales plans, formulae, reports, and other proprietary or confidential information and know-how (collectively, “Trade Secrets”), (e) domain names, social media account, and handles for any of the foregoing (“Domain Names”), (f) all rights of publicity, (g) all moral and economic rights of authors, inventors, however denominated, and (h) all other intellectual property and proprietary rights recognized under the Laws of any applicable jurisdiction.

“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.

“Inventory” means Finished Inventory.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of the individuals set forth on Section 1.01(a) of the Disclosure Schedules, after reasonable inquiry of their direct reports.

“Law” means any applicable law, treaty, statute, ordinance, code, directive, decree, Order, rule or regulation of any Governmental Authority.

“Lease” means any lease, together with any other subleases and similar agreements under which any Seller leases or occupies, or has the right to use or occupy, any Leased Real Property.

“Liability” means any and all debts, liabilities, liens, losses, damages, fines, penalties, assessments, expenses, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents on the terms set forth herein and therein; provided, however, that in the case of clause (a), in no event shall any change, effect, event, circumstance or occurrence that results from or arises out of the following be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (i) general changes or developments in global or national political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of terrorism or war, cyber-attacks, civil unrest, regional, national or international emergency, natural disasters, including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions or similar occurrences, or any acts of God or similar force majeure events; (iii) the failure of the financial or operating performance of any Seller or any of its respective businesses to meet any projections, forecasts, budgets estimates or predictions for any period (it being understood that the underlying cause of such failure to meet such projections, forecasts, budgets, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes in Laws first proposed or implemented after the date hereof; (v) changes in IFRS or other accounting regulations or principles first proposed after the date hereof; (vi) any global or national health concern, epidemic, disease outbreak or pandemic (including the COVID-19 pandemic); (vii) any Law issued by a Governmental Authority requiring business closures, quarantine or sheltering-in-place or similar restrictions in connection with, or that arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); (viii) acts taken or not taken (1) at the specific written request of, or with the written consent of, Buyer, or (2) in compliance with the express terms of this Agreement or the Transaction Documents (other than the requirements of Section 5.01 or any other requirement to conduct the Business in the Ordinary Course); (ix) the announcement or pendency of this Agreement or the transactions contemplated hereby (provided that the exception in this clause (ix) shall not apply to that portion of any representation or warranty contained in Section 3.03 to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement or pendency of this Agreement); or (x) the Chapter 11 Cases, including (A) the Auction and any announced liquidation of Sellers or any of their respective assets, (B) any objections in the Bankruptcy Court to this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby, the reorganization of Sellers, the Bidding Procedures Order or the assumption or rejection of any Purchased Contract otherwise in compliance with this Agreement, and (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries required to be taken (or not taken) to comply therewith; provided, further, that in the case of clause (i), (ii), (iv), (v), (vi) or (vii), to the extent that any such change, effect, event, circumstance or occurrence is disproportionately adverse to the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, relative to other similarly situated businesses in the industries in which Sellers operate, then such change, effect, event, circumstance or occurrence may be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Measurement Time” means 12:01 AM in New York, New York on the date that is two (2) Business Days prior to the Closing Date.

“Multiemployer Plan” means each Seller Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, precept, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Business consistent with past practice of the Business.

“Parent” means, collectively, Del Monte Pacific Limited, DMPL Foods Limited, or any of its Affiliates (other than Seller Parent and its Subsidiaries) or equity owners.

“Permits” means any franchises, permits, licenses, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, waivers, grants, registrations and authorizations, including permits required under Environmental Laws, of or with any Governmental Authority held, used or made by any Seller in connection with the Business, the Purchased Assets or the Assumed Liabilities.

“Permitted Encumbrances” means the following Encumbrances: (a) statutory Encumbrances for current Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with IFRS or the non-payment of which is permitted or required by the Bankruptcy Code; (b) mechanics’, materialmen’s, repairmen’s, workmen’s, construction contractors, landlords, banks (and rights of set off) and other statutory Encumbrances incurred in the Ordinary Course, in each case, for amounts not yet delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with IFRS; (c) Encumbrances incurred or deposits made in the Ordinary Course and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance, health, disability or other employee benefits or other types of social security; (d) [reserved]; (e) [reserved]; (f) Encumbrances that will be released at the Closing with no Liability to Buyer or its Affiliates; (g) any Encumbrance granted or incurred pursuant to an Order of the Bankruptcy Court; and (h) Intellectual Property licenses granted in the Ordinary Course and similar rights or licenses that are subject to Section 365(n) of the Bankruptcy Code; (i) any interest or title of a lessor or sublessor under any lease which does not interfere in any material respect with the business of Seller or secures any indebtedness for borrowed money; (j) Encumbrances in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (k) Encumbrances to secure the performance of tenders, statutory obligations, stay, customs, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, performance and completion guarantees, agreements with utilities and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any of the property on account thereof; (l) the Encumbrances disclosed on Section 1.01(b) of the Disclosure Schedules; (m) [reserved]; (n) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (o) [reserved]; (p) Encumbrances resulting from this Agreement; and (q) Encumbrances on any assets that are not Purchased Assets.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization, estate, trust, association, organization or other legal entity or group or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and with respect to any Straddle Period the portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on the Closing Date and with respect to any Straddle Period, the portion thereof ending on the Closing Date.

“Primarily” means, with respect to any asset or liability, that such asset or liability primarily relates to or is primarily used in the operation of the Business, as applicable, vis-a-vis all Other Businesses of Sellers in the aggregate.

“Proceedings” means any legal, governmental or regulatory suits, proceedings, arbitrations or actions by or before a Governmental Authority related to Liabilities, preference actions and preferential transfers, Contracts, debts, breaches of fiduciary duties, accounts, bills, covenants, agreements, damages, judgments, third-party Claims, counterclaims, and cross-claims, in each case whether reduced to judgment or not reduced to judgment, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, or in law or equity.

“Property Taxes” means real, personal and intangible ad valorem property Taxes that are imposed on a periodic basis.

“Receivables” means all accounts receivable and notes receivable arising from or related to the Business or Purchased Assets.

“RSA” means the Restructuring Support Agreement, dated as of July 1, 2025, among Sellers, the Consenting Lenders and the Company Parties (as defined therein).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement and entry of the Sale Order.

“Sale Order” means an Order by the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Sellers, among other things, (a) approving this Agreement, (b) authorizing the sale of the Purchased Assets to Buyer pursuant to Section 363 of the Bankruptcy Code, pursuant to the terms and conditions set forth herein and in the Sale Order, free and clear of any Encumbrances (other than Permitted Encumbrances), (c) authorizing the assumption by, and assignment to, Buyer of the Purchased Contracts and the Assumed Liabilities pursuant to Section 365 of the Bankruptcy Code and (d) authorizing the other transactions contemplated by this Agreement.

“Saleable Inventory” means all Finished Inventory, which is salable in the Ordinary Course of Business, in each case, as set forth in the Management Inventory Report (as updated in accordance with Section 5.03) calculated in accordance with the Accounting Principles.

“Saleable Inventory Adjustment” means an amount, which may be positive or negative, equal to (i) Closing Saleable Inventory, minus (ii) Target Saleable Inventory.

“Sanctioned Jurisdiction” means a country or territory which is, or during the past five (5) years has been, the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means a Person (a) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (b) located, organized or resident in a Sanctioned Jurisdiction or (c) owned, fifty percent (50%) or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (a) or (b) above.

“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

“Seller Parent” means Del Monte Foods Holdings Limited.

“Seller Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including any Multiemployer Plan, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, phantom, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit, paid time off or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy or arrangement providing compensation or benefits, in each case whether or not written, in the case of clauses (i)-(iii), that is sponsored, maintained, administered, contributed to or entered into by any Seller or any of its Affiliates, or with respect to which any Seller or any of its Affiliates has any direct or indirect Liability (whether current or contingent).

“Shared Contract” means any Contract entered into between or among a Seller, on the one hand, and an unaffiliated third party, on the other hand, that is used by, benefits, or relates to both the Business and one or more of the Other Businesses. All Shared Contracts are set forth on Section 1.01(c) of the Disclosure Schedule.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Subsidiary” means, with respect to any Person, another Person in which such Person (i) beneficially owns, directly or indirectly, capital stock or other equity securities representing more than fifty percent (50%) of the outstanding voting stock or other equity interests or (ii) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar governing body of such entity.

“Successful Bidder” shall have the meaning set forth in the Bidding Procedures.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Saleable Inventory” means $14,308,000.

“Tax” means all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, escheat, unclaimed property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, profits, lease, service, recording, documentary, filing, permit or authorization, gains, import, export, intangibles, or any other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including (i) any obligation or Liability to pay the Tax of another Person under Law or as a transferee or successor or due to any Tax Sharing Agreement and (ii) any Liability for the payment of any Tax as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other Person.

“Tax Return” means any report, return, election, extension or similar document (including declarations, disclaimers, notices, disclosures, estimates, claims (including claims for refunds), real property transfer tax returns, information returns, schedules or any related or supporting information) filed or required to be filed with respect to Taxes with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax Sharing Agreements” means all Tax sharing, allocation, indemnification or similar agreements that provide for the allocation, apportionment, sharing or assignment of any Tax Liability.

“Transaction Document” means this Agreement, the Assignment and Assumption Agreements, the Bills of Sale, the Assignment of Patents, the Assignment of Trademarks, the Assignment of Copyrights, the Transition Services Agreement and any other agreements, instruments or documents entered into pursuant to, or as contemplated by, this Agreement.

“Transfer Taxes” means any sales, use, purchase, direct or indirect real property, ad valorem, value added (including VAT), filing, permit or authorization, leasing, license, lease, severance, fixed asset, documentary, stamp, property transfer, registration, intangible, conveyance, recording or similar Tax (including, for certainty, harmonized sales tax and land transfer tax) and any recording costs or fees, however styled or designated, or other similar amounts in the nature of transfer Taxes payable in connection with the sale or transfer of the Purchased Assets contemplated by this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, Transfer Taxes shall not include any income Taxes.

“Transferred Employee” means each Business Employee who (i) remains employed by a Seller or an Affiliate of a Seller immediately prior to the Closing, (ii) accepts an offer of employment from Buyer or any of its Affiliates and (iii) commences employment with Buyer or an Affiliate of Buyer on or promptly following the Closing.

“Treasury Regulations” means the United States income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unaffiliated Officers and Directors” means all persons that (a) serve or served as an officer and/or director of any of the Debtors and their non-Debtor subsidiaries at any time; (b)(i) are not officers, directors, or employees of Parent, (ii) were not appointed as a director or officer by or on behalf of the Parent and prior to appointment, had no material relationship with or affiliation with the Parent, or (iii) with respect to directors, are independent, including pursuant to NYSE standards, as to Parent; and (c) in all cases, have no material preexisting personal relationship (unrelated to Sellers) or familial relationship with any director or officer of Parent.

“Vegetable Business” means the business of developing, manufacturing, procuring, marketing, distributing and selling packaged food products under the brands DEL MONTE, S&W, JOYBA, CONTADINA and TAKE ROOT ORGANICS, as conducted by Sellers.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Willful Breach” means a material breach of any covenant or other agreement set forth in this Agreement by a Party that is a consequence of an act or failure to act by such Party with the actual knowledge that the taking of such act or failure to act would cause such a material breach.

“Wind-Down” shall mean the orderly wind down of Sellers following the Closing in accordance with applicable Law (including, for the avoidance of doubt, any proceedings that may be necessary or advisable under Chapter 7 of the Bankruptcy Code).

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Payable	Section 2.02(e)
Accounts Receivable	Section 2.01(j)
Agreement	Preamble
Allocation Methodology	Section 2.08
Allocation Schedule	Section 2.08
Assignment and Assumption Agreements	Section 2.09(a)(i)
Assignment of Copyrights	Section 2.09(a)(iii)
Assignment of Patents	Section 2.09(a)(iii)
Assignment of Trademarks	Section 2.09(a)(iii)
Assumed Liabilities	Section 2.02
Balance Sheet Date	Section 3.05(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Period	Section 12.05
Bills of Sale	Section 2.09(a)(ii)
Business Employee List	Section 3.15(a)
Business Gross Profit	Section 3.05(b)
Business Permits	Section 3.08(a)
Business Shared Contract	Section 7.17(a)
Buyer	Preamble
Buyer Designee	Section 2.01
Credit Support Obligations	Section 6.04(a)
Chapter 11 Cases	Recitals
Closing	Section 2.09
Closing Statement	Section 2.07
Contract & Cure Update Schedule	Section 2.05(a)
Debtors	Recitals
Disputed Amount Contract	Section 2.05(e)
Eligible Contract	Section 2.05(a)
End Date	Section 10.01(b)
Enforcement Costs	Section 10.03(b)
Excluded Assets	Section 2.03
Excluded Contracts	Section 2.03(c)
Excluded Liabilities	Section 2.04
Excluded Records	Section 2.03(b)
Excluded UPCs	Section 2.03(r)

Financial Statements	Section 3.05(a)
Guaranteed Obligations	Section 11.01(a)
Guarantor	Preamble
Insurance Policies	Section 2.03(n)
Interim Financial Statements	Section 3.05(a)
Later Excluded Contract	Section 2.05(a)
Latest Balance Sheet Date	Section 3.05(a)
Leased Real Property	Section 2.01(b)
Management Inventory Report	Section 3.20
Material Contract Amendment	Section 2.05(c)
Material Contracts	Section 3.09(a)
Material Customers	Section 3.19(a)
Material Suppliers	Section 3.19(b)
Non-Recourse Parties	Section 12.13
Offer Employee	Section 7.05(a)
Original Contract & Cure Schedule	Section 2.05(a)
Other Business Shared Contracts	Section 7.17(b)
Other Businesses	Recitals
Other Buyers	Recitals
Party or Parties	Preamble
Personal Information	Section 3.21(a)
Petition Date	Recitals
Privacy Laws	Section 3.21(a)
Privacy Requirements	Section 3.21(a)
Privileged Communications	Section 12.14(a)
Purchase Price	Section 2.06
Purchased Assets	Section 2.01
Purchased Contracts	Section 2.01(a)
Purchased Intellectual Property	Section 2.01(e)
Purchased Permits	Section 2.01(h)
Purchased Tangible Assets	Section 2.01(c)
Released Parties	Section 7.15(a)
Releasor	Section 7.15(a)
Renewal Period	Section 10.01(b)
Representatives	Section 7.15(a)
Restricted Cash	Section 2.01(i)
Retained Counsel	Section 12.14(a)
Seller or Sellers	Preamble
Seller Group	Section 12.14(a)
Straddle Period	Section 7.06(d)
Surviving Post-Closing Covenants	Section 9.01
Termination Payments	Section 10.03(b)
Transfer Consent	Section 2.05(c)
Transferred UPCs	Section 2.01(o)
Transition Services Agreement	Section 2.09(a)(vi)
Updated Management Inventory Report	Section 5.03
Vegetable Transaction	Recitals
Wind-Down Returns	Section 7.06(c)

Section 1.02      Construction. In construing this Agreement, including the Exhibits and Schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed unless otherwise specified; (b) except as otherwise set forth herein, references to Articles, Sections, Disclosure Schedules, Schedules and Exhibits refer to the Articles, Sections, Disclosure Schedules, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s successors and assigns; (d) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (e) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule; (f) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (g) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (h) the words “to the extent” shall mean “the degree by which” and not “if”; (i) the word “will” will be construed to have the same meaning and effect as the word “shall,” and the words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive; (j) where a word is defined herein, references to the singular will include references to the plural and vice versa; (k) all references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless Business Days are expressly specified; (l) any reference to any Contract will be a reference to such Contract, as amended, modified, supplemented or waived; (m) any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance; (n) references to “written” or “in writing” include in electronic form; (o) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (q) any period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, and which such period has occurred or expired prior to the date hereof, shall be deemed to refer to such earlier period, even if prior to the date hereof; (r) the word “or” shall not be exclusive; (s) wherever this Agreement contemplates or requires any action, decision, notice, consent, waiver, or other step to be taken or made by multiple Sellers, such action, decision, notice, consent, waiver, or other step may be taken or made by Seller Parent on behalf of all Sellers, and any such action, decision, notice, consent, waiver, or other step taken or made by Seller Parent shall be deemed to have been taken or made by all Sellers for all purposes under this Agreement; and (t) unless the circumstances clearly indicate otherwise, any reference in this Agreement to “Buyer” shall include any Buyer Designee (if any) (including in the definition of “Buyer”). For purposes of this Agreement, if any Seller, any Representative thereof or any other Person acting on their behalf posts a document to the “Project Nectar” online data room (including any related “clean team” online data room or any “clean team” room or folder within any online data room) hosted by Datasite on behalf of Sellers which is available to be viewed by Buyer or its Representatives at least two (2) Business Days prior to the date hereof, such document shall be deemed to have been “delivered”, “furnished” or “made available” (or any phrase of similar import) to Buyer.

Article 2

Purchase And Sale

Section 2.01      Purchase and Sale. Subject to the entry of the Sale Order and upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date and effective at the time of the Closing, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer or an Affiliate of Buyer designated by Buyer in writing (a “Buyer Designee”), and Buyer shall, and shall cause its Buyer Designees (if any) to make the Closing Date Payment to purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Sellers’ right, title and interest in all of the properties and assets of Sellers as of the Closing of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, in each case, that are Primarily used in the operation of the Business or are set forth on Schedule 2.01, including any such properties and assets acquired by Sellers after the date hereof and prior to the Closing in accordance with Section 5.01, including the following properties and assets of Sellers (collectively, the “Purchased Assets”) other than the Excluded Assets:

(a)           subject to Section 2.05, all Contracts Primarily relating to the Business or set forth on Schedule 2.01(a) (other than any Later Excluded Contract and any Seller Plan), including the Leases set forth on Schedule 2.01(b)(ii) with respect to the Leased Real Property, and the Business Shared Contracts that Buyer is assuming as set forth on Schedule 7.17(a), but excluding the Contracts set forth on Schedule 2.03(c) and any Other Business Shared Contracts that Buyer is not assuming as set forth on Schedule 7.17(b) (collectively, the “Purchased Contracts”);

(b)           Sellers’ rights with respect to all real property related to the Business that is leased, subleased or occupied by a Seller pursuant to a Lease (the “Leased Real Property”) set forth on Schedule 2.01(b)(ii) (which Leased Real Property, for the avoidance of doubt, shall be assigned together with the underlying Leases);

(c)           all tangible assets, including machinery, equipment, computers, information management systems (including software and hardware related thereto), telephone systems, supplies and other tangible personal property owned by any Seller, including any such personal property of a Seller located at any Leased Real Property and any other tangible assets on order to be delivered to any Seller, in each case, used or held for use Primarily in the operation of the Business (the “Purchased Tangible Assets”), and excluding the assets described in Section 2.03(p) or set forth on Schedule 2.03(p) or any other portion of Schedule 2.03;

(d)           all warranties, indemnities or guaranties from any Person Primarily relating to the Purchased Assets (or a portion thereof) or under any Purchased Contract;

(e)           all Intellectual Property Primarily used in the operation of the Business, including the Intellectual Property set forth on Schedule 2.01(e), but excluding the Intellectual Property described in Section 2.03(i) or set forth on Schedule 2.03(i) (the “Purchased Intellectual Property”);

(f)            [reserved];

(g)           all Inventory;

(h)           to the extent transferable, all Permits and Food Claim Certifications Primarily related to the Business, including the Permits and Food Claim Certifications set forth on Schedule 2.01(h) (“Purchased Permits”);

(i)            all deposits, credits, prepaid expenses, deferred charges, advance payments, prepayments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties, in each case, Primarily related to the Purchased Assets (including the Purchased Contracts) (“Restricted Cash”);

(j)            all accounts receivable, notes receivable, negotiable instruments and chattel paper owned or held, in each case that Primarily relates to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and all proceeds therefrom, and other amounts receivable from any Person (both third party and intercompany) that Primarily relate to the Business, whether or not in the Ordinary Course (“Accounts Receivable”), in each case, for the period from and after the Closing;

(k)           all rights against any Person (including (i) customers, suppliers, vendors, lessors, lessees, licensees, or licensors of any Seller and (ii) Buyer, Buyer’s Affiliates, Sellers or Sellers’ Affiliates or any of its or their respective directors, officers, members, partners, shareholders, managers, advisors or representatives) Primarily related to the operation of the Business, including Proceedings, Claims, Avoidance Actions, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rights of set off, rights of recovery (including rights to insurance proceeds), rights of subrogation, rights of recoupment, rights of contribution, rights under or with respect to express or implied guarantees, warranties, representations, covenants, indemnities, exculpation, advancement, reimbursement of expenses or contract renewal rights and other similar rights, in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise (regardless of whether such rights are currently exercisable); provided, however, that the Sellers shall retain the right to assert Claims and causes of action defensively, including for purposes of setoff, recoupment, objection to claims, reduction, recharacterization, or disallowance under section 502(d) of the Bankruptcy Code, with respect to any Excluded Liabilities or any claims not assumed by Buyer and such Claims and causes of action shall not be assigned, released, waived, or otherwise impaired with respect to the Sellers’ right to assert such Claims and causes of action defensively; and provided further that Purchased Assets shall not include any preference claims under section 547 of the Bankruptcy Code that the Sellers waived, released, or compromised pursuant to a written agreement or court-approved stipulation entered into in connection with an extension of the deadline to assume or reject (or assume or assign) any lease or executory contract under section 365(d) of the Bankruptcy Code, including any consensual extension or modification agreed with a counterparty to a lease or executory contract;

(l)            all goodwill to the extent Primarily related to the Purchased Assets (including the goodwill associated with the Trademarks and other Intellectual Property included in the Purchased Assets);

(m)          all rights of each Seller or any of its Subsidiaries under non-disclosure, non-compete or non-solicitation agreements with any Business Employees, in each case, to the extent Primarily related to the Business;

(n)           other than the Excluded Records, all of each Seller’s and its Subsidiaries’ books and records Primarily related to the Business, including current or historical written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, ledgers, journals, title policies, customer lists, supplier lists, vendor lists, contact information, price lists, mailing lists, invoices, shipping records, standard forms of documents, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (catalogs, sales brochures, flyers, pamphlets, web pages, etc.), marketing plans, consulting materials, opinions and other documents commissioned by or on behalf of any Seller or its Subsidiaries, development, quality control, quality assurance, regulatory, records and other regulatory documents, and other books and records of Sellers and any rights thereto owned by any Seller, in each case whether stored in hard copy form or on electronic, magnetic, optical or other media and whether owned by, or in the possession or control of, any Seller or any Subsidiary of any Seller or held by a third party on behalf of any Seller or any Subsidiary of any Seller; provided, however, (i) that nothing herein shall require or create any obligation of any Seller to deliver any physical books or records, and (ii) the actual transfer and delivery of the books and records described in this clause (n) shall be governed by the Transition Services Agreement and the transfer and delivery of any such books and records shall not be a condition precedent to Buyer’s obligations hereunder nor shall the Sellers’ failure to deliver any such books or records give rise to a right of Buyer to terminate this Agreement under Section 10.01;

(o)           each of the GS1/UPC manufacturer prefixes listed on Schedule 2.01(o) and all UPCs for the Products under such manufacturer prefixes (the “Transferred UPCs”); and

(p)           the other property and assets set forth on Schedule 2.01(p).

Section 2.02      Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to, effective at the time of the Closing, assume all Liabilities related to the Purchased Assets (other than the Excluded Liabilities), which shall include, for the avoidance of doubt, the following (the “Assumed Liabilities”):

(a)           all Liabilities arising out of the ownership or operation of the Purchased Assets (including the Leased Real Property) by Buyer for periods following the Closing;

(b)           all Cure Costs to the extent they have not been paid on or before the Closing;

(c)           all Liabilities with respect to any Transferred Employee in respect of service to Buyer and its Affiliates for any period on or following the Closing;

(d)           all Liabilities of each Seller arising out of the Purchased Contracts and Purchased Permits, solely after the Closing Date and not to the extent relating to or arising out of any breach or default thereof or other activities on or prior to the Closing Date; provided that the foregoing shall not limit Buyer’s obligation to assume the Cure Costs pursuant to Section 2.02(b) or assume any other Liability necessary to assume such Purchased Contract;

(e)           all accrued trade and non-trade payables of the Business (“Accounts Payable”) incurred during the period from and after the Closing or with respect to any goods, products or services or other items to be delivered or provided from and after Closing;

(f)            all open purchase orders of the Business existing as of the Closing Date (except any purchase order entered into in connection with, or otherwise governed by, any Excluded Contract) (excluding any Liabilities arising out of default or breach thereof by any Seller), but in each case, to the extent (and solely to the extent) (x) incurred in the Ordinary Course and otherwise in compliance with the terms and conditions of this Agreement (including Section 5.01) and (y) not arising with respect to any Excluded Asset;

(g)           all Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims, in each case in respect of requests for returns in the Ordinary Course for goods or products sold by the Business prior to the Closing, but excluding any Liabilities that are Excluded Liabilities under Section 2.04(i);

(h)           all Liabilities in respect of trade promotions, discounts and consumer coupons planned or committed to by Sellers on or after the date of this Agreement in the Ordinary Course in accordance with the terms of this Agreement, in the case of each solely to the extent such trade promotions, discounts and coupons are in respect of products sold by the Business after the Closing;

(i)            all Liabilities for Taxes with respect to the Purchased Assets allocable to any Post-Closing Tax Period and for Transfer Taxes payable by Buyer pursuant to Section 7.06(g);

(j)            all Liabilities (including under the applicable non-disclosure agreements relating to the Business) arising out of, relating to or incurred in connection with the conduct or ownership of the Business or the Purchased Assets from and after the Closing; and

(k)           the other Liabilities set forth on Schedule 2.02(k).

Section 2.03      Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Sellers shall not be deemed to sell, transfer, assign, convey or deliver, and Sellers will retain all right, title and interest to, in and under the following assets, properties, interests and rights of Sellers (whether owned, licensed, leased or otherwise) (the “Excluded Assets”):

(a)           the organizational documents, corporate records and minute books, in each case to the extent solely pertaining to the organization, existence or capitalization of Sellers;

(b)           any (i) records, documents or other information to the extent relating to any current or former employee of any Seller or any of their Affiliates who is not or does not become a Transferred Employee and any materials to the extent containing information about any employee of any Seller or any of their Affiliates, disclosure of which would violate applicable Law, and (ii) all attorney-client privilege and attorney work-product protection of Sellers or associated with their businesses solely to the extent arising with respect to legal counsel representation of Sellers or their Affiliates or their businesses in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (such documents described in clauses (i) and (ii), collectively, the “Excluded Records”);

(c)           subject to Section 2.05, any Contract that is not a Purchased Contract, including any Other Business Shared Contract that is not assumed by Buyer as set forth on Schedule 7.17(b) and any Contracts set forth on Schedule 2.03(c) (collectively, the “Excluded Contracts”);

(d)           all rights, claims or causes of action that accrue or will accrue to any Seller or any of its Subsidiaries pursuant to this Agreement or any of the other Transaction Documents;

(e)           all shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller;

(f)            all assets of any Seller Plan;

(g)           all Cash and Cash Equivalents (other than Restricted Cash);

(h)           all proceeds received from the sale or liquidation of any other Excluded Assets;

(i)            all Intellectual Property owned by Sellers other than the Purchased Intellectual Property, including the Intellectual Property set forth on Schedule 2.03(i);

(j)            all real property owned, occupied or used by any Seller, other than Sellers’ rights with respect to the Leased Real Property;

(k)           all Permits other than Purchased Permits;

(l)            any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, in each case, to the extent solely relating to the Excluded Assets or the Excluded Liabilities;

(m)          Sellers’ documents prepared in connection with this Agreement or the transactions contemplated hereby, or relating to the Chapter 11 Cases and any books and records Sellers are required by Law to maintain;

(n)           subject to Section 6.02, the insurance policies relating to the Purchased Assets or the Assumed Liabilities (the “Insurance Policies”), and all rights and benefits of Sellers with respect thereto;

(o)           all confidentiality, non-competition, non-solicitation or similar agreements entered into by any Seller or any of its representatives in connection with a sale of any Seller, any Purchased Asset or any Assumed Liabilities;

(p)           all tangible assets, including machinery, equipment, computers, information management systems (including software and hardware related thereto), telephone systems, supplies and other tangible personal property owned by any Seller, and any other tangible assets on order to be delivered to any Seller, including such assets set forth on Schedule 2.03(p);

(q)           all other assets, property and rights that are not Primarily related to or Primarily used in the operation of the Business, except as expressly set forth in any subsection or schedule of Section 2.01;

(r)            each of the GS1/UPC manufacturer prefixes listed on Schedule 2.03(r) and all UPCs for the Products under such manufacturer prefixes (the “Excluded UPCs”);

(s)           all Accounts Receivable relating to the period prior to the Closing; and

(t)            the other property and assets set forth on Schedule 2.03(t).

Section 2.04      Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume, or undertake any contractual obligation hereunder to pay, perform or discharge, or in any other way be liable or responsible hereunder for (but without limiting Buyer’s obligations under the Transition Services Agreement and the other Transaction Documents), any Liabilities of any Seller, of whatever nature, whether presently in existence or arising hereafter, whether or not related to the Business or the Purchased Assets, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, matured or unmatured, direct or indirect, and however arising, whether existing prior to or on the Closing Date or arising thereafter as a result of any act, omission or circumstances taking place prior to the Closing, other than the Assumed Liabilities, and Sellers shall retain and shall not contractually assign or otherwise transfer to Buyer, and all Liabilities of Sellers (other than the Assumed Liabilities), including the following excluded Liabilities (collectively, the “Excluded Liabilities”):

(a)           all Liabilities for or in respect of Excluded Taxes;

(b)           all Liabilities arising under any Excluded Contract;

(c)           all Liabilities of Sellers for Indebtedness, including any intercompany Indebtedness among Sellers and between Sellers and Parent;

(d)           all Liabilities of Sellers to Parent or Seller Parent or any of its Affiliates;

(e)           all of the Excluded Employee Liabilities;

(f)            all Liabilities arising in connection with any violation of any applicable Law (by Sellers) relating to the period prior to the Closing Date;

(g)           all Liabilities of Sellers arising under or pursuant to, or relating to, any Environmental Laws, only to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;

(h)           all Liabilities arising out of, relating to or with respect to any Order or Proceeding or threatened Proceeding involving, against or affecting any Purchased Asset or the Business (i) commenced, filed, initiated or threatened in writing as of the Closing or (ii) relating to facts, events or circumstances arising or occurring prior to the Closing;

(i)            all claims for product liability, product recalls or withdrawals or under warranties associated with the Business or Purchased Assets or otherwise (whether known or unknown, and whether recorded or reported), relating to facts, events or circumstances arising or occurring before the Closing (including with respect to products manufactured or sold by Sellers prior to the Closing);

(j)            all Liabilities to the extent relating to, arising from or in connection with any Excluded Asset, whether arising prior to, on or after the Closing Date;

(k)           all Liabilities relating to any brokerage, finder’s or other similar fee or commission incurred in connection with the transactions contemplated hereby;

(l)            all Accounts Payable relating to the period prior to the Closing;

(m)          all Liabilities accruing, arising out of or relating to the operation or conduct of the Business or the use or ownership of the Purchased Assets, in each case on or prior to the Closing Date, except to the extent any such liability, obligation or commitment expressly constitutes an Assumed Liability pursuant to Section 2.02; and

(n)           all other Liabilities of Sellers that are not expressly included as Assumed Liabilities.

Section 2.05      Assignment of Contracts and Rights.(a)      The Debtors shall file a notice of possible assumption and assignment of certain executory contracts and unexpired leases to which the Debtors will annex a list of each Contract of Sellers, Sellers’ good faith determination of whether such Contract is either a Purchased Contract or is a Contract that otherwise relates to the Business and is not a Shared Contract or a Contract proposed to be assigned to a bidder of one of the Other Businesses (each such Contract other than a Purchased Contract, an “Eligible Contract”) and Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (the “Original Contract & Cure Schedule”) and will serve notice on the counterparties to each such Contract in accordance with the Bidding Procedures Order. The Original Contract & Cure Schedule shall (i) identify Buyer and indicate the proposed sale of the Purchased Assets to Buyer (subject to the submission of higher or otherwise better bids in the Auction), and (ii) indicate that Buyer will, if necessary, provide evidence of adequate assurance of future performance at the Sale Hearing; provided that Sellers shall reasonably cooperate with Buyer to the extent necessary to provide any evidence of adequate assurance of future performance. Any counterparty to a Contract included on the Original Contract & Cure Schedule shall have the time period prescribed by the Bidding Procedures Order, or, if no such time period is given, a reasonable amount of time prior to the Auction, to object to the Cure Costs listed on the Original Contract & Cure Schedule and to adequate assurance of future performance. Until thirty (30) days prior to the Closing Date, Sellers may, in their sole discretion, provide Buyer with a schedule that updates for any changes to the information set forth on the Original Contract & Cure Schedule (including any new Purchased Contracts or Eligible Contracts to which any Seller becomes a party and any change in the Cure Cost of any Purchased Contract or Eligible Contract) and/or corrects any such information (as such schedule may be amended, supplemented or otherwise modified from time to time prior to thirty (30) days prior to the Closing Date in accordance with the terms of this Agreement, the “Contract & Cure Update Schedule”). Sellers shall use commercially reasonable efforts to verify all Cure Costs for each Purchased Contract and Eligible Contract and shall, in consultation with Buyer, use commercially reasonable efforts to establish proper Cure Costs for each Purchased Contract and Eligible Contract prior to the Closing Date. Subject to the terms and provisions of the Bidding Procedures Order, at any time but in any event no later than ten (10) days prior to the Closing Date, Buyer may, by written notice to Seller Parent, and following good faith consultation with Seller Parent, add any Eligible Contract (including any previously Excluded Contract or any Later Excluded Contract) or eliminate any Contract (including any Lease) related to the Business as a Purchased Contract (any such eliminated Contract, a “Later Excluded Contract”) in accordance with the terms of this Agreement; provided, however, that any Contract (x) that Buyer or any of its Affiliates or any of its or their respective Representatives request that Sellers renew (or otherwise not let lapse) or (y) that would have lapsed but for the prohibition in Section 5.01(b)(ii) may not be a Later Excluded Contract. Automatically upon the addition of any Eligible Contract as a Purchased Contract in accordance with this Section 2.05, such Eligible Contract will constitute a Purchased Asset and will be assigned to Buyer under, and in accordance with the terms of, this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset). Automatically upon the elimination of any Contract as a Purchased Contract in accordance with this Section 2.05, such Contract will constitute an Excluded Asset and will not be assigned to Buyer, and no Liabilities arising thereunder or relating thereto shall be assumed by Buyer. The Parties acknowledge and agree that, unless otherwise agreed between the Parties, there will be no reduction in, or increase to, the Purchase Price as a result of any addition of any Eligible Contract as a Purchased Contract or any elimination of any Contract as a Purchased Contract; provided, however, that any such addition or elimination may increase or decrease (as applicable) the extent of the Assumed Liabilities, Purchased Assets or Excluded Contracts. Sellers shall not, in the Chapter 11 Cases, seek to reject nor seek to assume and assign to any party other than Buyer any Purchased Contract, including any Contract that has been designated after the date hereof by Buyer as a Purchased Contract, without Buyer’s prior written consent.

(b)           Sellers and Buyer shall use commercially reasonable efforts, and Buyer shall cooperate with Sellers, to assign the Purchased Contracts to Buyer; provided, however, that nothing in this Agreement or any Transaction Document shall require Sellers or any of their respective Affiliates to make any material payment (other than as required in the applicable Contract or Permit) or initiate any Action (other than Actions requesting relief from the Bankruptcy Court) to transfer any Purchased Assets.

(c)           Except as to Purchased Contracts assigned pursuant to Section 365 of the Bankruptcy Code, this Agreement shall not constitute an agreement to contribute, transfer, assign or deliver any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted contribution, transfer, assignment, or delivery thereof without the consent of a third party or Governmental Authority (each, a “Transfer Consent”), would conflict with, violate, or constitute a breach or default under, any related Contract or violate any applicable Law. If such Transfer Consent is not obtained or such assignment is not attainable pursuant to Section 365 of the Bankruptcy Code, to the extent permitted and subject to any approval of the Bankruptcy Court that may be required, Sellers and Buyer will reasonably cooperate in a mutually agreeable arrangement (at Buyer’s cost and expense) under which Buyer would obtain the claims, rights or benefits and assume the obligations thereunder in accordance with this Agreement without any further additional consideration; provided, however, that subject to Buyer receiving the claims, rights or benefits of, or under, the applicable Purchased Asset under any such arrangement, from and after the Closing, Buyer shall be responsible for, and shall promptly pay and perform, all payment and other obligations under such Purchased Asset (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Purchased Asset had been assigned or transferred at the Closing. For the avoidance of doubt, the failure to obtain any Transfer Consent with respect to any Purchased Asset shall not delay the Closing; provided that, from and after the Closing, Sellers and Buyer shall use commercially reasonable efforts (at Buyer’s cost and expense) to obtain such Transfer Consent with respect to such Purchased Asset. Notwithstanding the foregoing, Sellers’ obligations under this Section 2.05(c) shall not restrict or limit their ability to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, or limit their ability to close the Chapter 11 Cases, after the Closing. Sellers’ obligations under this Section 2.05(c) shall terminate upon the Cut-Off Date; provided that if the Transfer Consent in respect of a Purchased Asset has not been obtained by the Cut-Off Date, then following written notice by Buyer prior to the Cut-Off Date, and with the prior written consent of Sellers, Sellers shall use their commercially reasonable efforts to ensure that Buyer shall (at Buyer’s cost and expense) continue to have the benefit of this Section 2.05(c) following the Cut-Off Date; provided that the obligations of each Seller under this Section 2.05(c) shall expire upon the completion of the Wind-Down of such Seller. Upon obtaining any such Transfer Consent with respect to the applicable Purchased Asset after the Closing, such Purchased Asset shall promptly be transferred and assigned to Buyer or a Buyer Designee in accordance with the terms of this Agreement, the Sale Order, and the Bankruptcy Code without any further additional consideration. Prior to the Closing, Buyer may request, in its reasonable business judgment, certain modifications and amendments to (i) any Purchased Contract with any of the Material Customers or Material Suppliers, in each case, as set forth on Section 3.19(a) or Section 3.19(b) of the Disclosure Schedules and (ii) any other Purchased Contract to the extent it is not unreasonably burdensome to Sellers, in each case, as a requirement to such Contract being designated as a Purchased Contract (each, a “Material Contract Amendment”). If Buyer requests a Material Contract Amendment, in its reasonable business judgment, Sellers shall present such proposed Material Contract Amendment to the applicable customer, supplier or other contract counterparty and shall reasonably cooperate with Buyer and such customer, supplier or other contract counterparty in resolving such Material Contract Amendment; provided, that notwithstanding anything to the contrary contained in this Agreement, Buyer agrees and acknowledges that (i) the Closing shall not be conditioned upon the receipt of any such Material Contract Amendment, and (ii) Sellers shall not be in breach of this Section 2.05(c) so long as Sellers shall have used their good faith efforts to perform their obligations under this Section 2.05(c).

(d)           At Closing, pursuant to the Sale Order and the Assignment and Assumption Agreements, Sellers shall assign or cause to be assigned to Buyer (the consideration for which is included in the Purchase Price) each of the Purchased Contracts that is capable of being assigned.

(e)           If any Contract requires the payment of Cure Costs in order to be assumed pursuant to Section 365 of the Bankruptcy Code, and such Cure Costs are undetermined on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different from the amount of Cure Costs proposed by Sellers and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount Contract”), then Sellers shall provide Buyer, not less than seven (7) days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty; provided that Sellers shall agree to any Cure Costs for any Contract irrevocably designated by Buyer in writing as a Purchased Contract if instructed to do so by Buyer. If Sellers, with the consent of Buyer, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Costs for such Disputed Amount Contract within seven (7) Business Days following the Closing Date, solely upon Buyer’s written request, Sellers shall, at the expense of Buyer, seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court. Upon final determination of such Cure Costs, Buyer may elect to re-designate such Purchased Contract as an Excluded Contract. If such Purchased Contract is not so re-designated, (x) the applicable Sellers shall promptly take such steps as are reasonably necessary, including, if applicable and reasonably practicable, promptly on delivery of no less than five (5) Business Days’ notice to the non-Seller counterparty to such Contract, to cause such Contract to be assumed by the applicable Seller and assigned to Buyer, including by executing and delivering to Buyer an Assignment and Assumption Agreement with respect to such Purchased Contract, and (y) Buyer shall pay the Cure Costs with respect to such Purchased Contract either (i) concurrently with Sellers’ assumption and assignment thereof to Buyer or (ii) as agreed in writing by Buyer and the applicable counterparty to such Purchased Contract, and execute and deliver to the applicable Sellers an Assignment and Assumption Agreement with respect to such Purchased Contract. Notwithstanding the foregoing, if, following the Closing, it is discovered that a Contract that is an Eligible Contract should have been listed on the Original Contract & Cure Schedule or any Contract & Cure Update Schedule was not so listed, Sellers shall, to the extent Sellers are still debtors-in-possession in the Chapter 11 Cases, promptly following the discovery thereof, notify Buyer in writing of any such Contract and Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any such Contract, the amount of such Cure Cost shall be designated for such Contract as “$0.00”), and upon Buyer’s request, use commercially reasonable efforts to take all actions reasonably required to assume and assign to Buyer such Contract, provided that Buyer shall pay the applicable Cure Cost.

Section 2.06      Purchase Price. On the terms and subject to the conditions contained herein, the aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of (a) an amount in cash equal to the sum of (i) $110,000,000 (which amount shall include the Deposit), plus (ii) the Saleable Inventory Adjustment, and (b) the assumption of the Assumed Liabilities.

Section 2.07      Closing Date Statement. On the date that is two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Closing Statement”) setting forth Sellers’ good faith calculation of Closing Saleable Inventory and using such calculations, Seller’s good faith calculation of the Saleable Inventory Adjustment and the Closing Date Payment. The Closing Statement shall be prepared in accordance with the Accounting Principles. Buyer shall have the opportunity to review and comment on the Closing Statement, and the Parties will work together in good faith to resolve any questions, comments or disputes related to such Closing Statement prior to the Closing; provided, however, that in the event any question, comment or dispute remains unresolved as of the Closing Date, the amounts set forth in the Closing Statement provided by Sellers pursuant to this Section 2.07 shall prevail, adjusted as agreed by Buyer and Sellers for any questions, comments or disputes raised by Buyer. Each Seller acknowledges and agrees that it will not engage in any sales of Inventory between the Measurement Time and the Closing.

Section 2.08      Purchase Price Allocation. The Parties agree to allocate for applicable Tax purposes (and, as applicable, to cause their Affiliates to allocate for Tax purposes) the Purchase Price and any other amounts, in each case, to the extent properly treated as consideration for applicable Tax purposes by the Parties among the Purchased Assets in accordance with the following procedures and, to the extent applicable, in accordance with the applicable provisions of the Code, including Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. No later than sixty (60) days after the Closing Date, Sellers shall deliver to Buyer a schedule allocating the amounts treated as consideration for U.S. federal income tax purposes (a) among Sellers and (b) among the Purchased Assets and any other assets acquired or deemed acquired in connection with the transactions contemplated hereby (the “Allocation Schedule”), which Allocation Schedule shall in all events be consistent with the applicable principles set forth on Exhibit A attached hereto (the “Allocation Methodology”). The Allocation Schedule shall be deemed final unless Buyer notifies Sellers in writing that Buyer objects to one or more items reflected in the Allocation Schedule within fifteen (15) Business Days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Buyer and Seller Parent shall negotiate in good faith to resolve such dispute and, if any such dispute cannot be resolved within fifteen (15) days from delivery of the notice of disagreement by Buyer to Sellers, such dispute shall be submitted to a mutually agreed nationally recognized accounting firm (provided that the resolution of such dispute shall in all cases be consistent with the Allocation Methodology). The Parties shall file all income Tax Returns reporting the transactions contemplated hereby, including Form 8594 (Asset Acquisition Statement under Code Section 1060), in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith upon examination of any income Tax Return, in any income Tax refund claim, in any Action related to income Taxes, or otherwise, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state, local or non-U.S. Law).

Section 2.09      Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place via the exchange of documents by mail or electronic delivery services on the later of (1) unless waived by Seller Parent in its sole discretion, January 27, 2026, and (2) that date that is four (4) Business Days following the fiscal month end of the month in which all of the conditions set forth in Article 8 have been satisfied or at such other time or place as Buyer and Seller Parent may agree in writing. At the Closing:

(a)           Sellers shall deliver, or cause to be delivered, to Buyer:

(i)            one or more assignment and assumption agreements, each in form and substance reasonably acceptable to both Sellers and Buyer (the “Assignment and Assumption Agreements”), duly executed by each applicable Seller;

(ii)           one or more bills of sale, each in form and substance reasonably acceptable to Buyer (the “Bills of Sale”), duly executed by each applicable Seller;

(iii)          (x) one or more instruments of assignment of the Patents, each in form and substance reasonably acceptable to Buyer (the “Assignment of Patents”), (y) one or more instruments of assignment of Trademarks, each in form and substance reasonably acceptable to Buyer (the “Assignment of Trademarks”), and (z) one or more instruments of assignment of the Copyrights, each in form and substance reasonably acceptable to Buyer (the “Assignment of Copyrights”), in each case, duly executed by each applicable Seller;

(iv)          a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller Parent certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(v)           each third party consent, waiver, authorization or approval set forth on Schedule 2.09(a)(v), each in form and substance reasonably acceptable to Buyer;

(vi)          a transition services agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the appropriate parties thereto;

(vii)         a letter on the applicable Seller’s letterhead to GS1 in the form provided to Sellers by Buyer relating to the transfer from the applicable Seller to Buyer of the manufacturer prefixes included in the Transferred UPCs, duly executed by the applicable Seller; and

(viii)        a certificate signed by an authorized officer of each Seller, in form and substance reasonably satisfactory to Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent thereof) of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect, and (iii) the names, incumbency and signatures of the officers of each Seller authorized to sign the Transaction Documents to which such Seller is a party.

(b)           Buyer shall deliver, or cause to be delivered, to Seller Parent:

(i)            the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller Parent;

(ii)           the Assignment and Assumption Agreements, duly executed by Buyer or the applicable Buyer Designee;

(iii)          the Bills of Sale, duly executed by Buyer or the applicable Buyer Designee;

(iv)          the Assignment of Patents, the Assignment of Trademarks, and the Assignment of Copyrights, in each case, duly executed by Buyer or the applicable Buyer Designee;

(v)           a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied; and

(vi)          the Transition Services Agreement, duly executed by Buyer or the applicable Buyer Designee.

Section 2.10      Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. Except for (i) any withholding as a result of the failure to provide a properly completed and validly executed IRS Form W-9 under Section 7.06(f), or (ii) withholding with respect to amounts that are treated as compensation, prior to any such withholding, Buyer shall use commercially reasonable efforts to: (i) provide Sellers with at least five (5) Business Days’ notice of any such contemplated withholding and (ii) shall cooperate with Sellers in obtaining any exemption therefrom or reduction thereof. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.11      Deposit. On or prior to the date of this Agreement, Buyer shall deliver an amount equal to the Deposit to the Escrow Agent to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. The Deposit shall be credited against the Closing Date Payment at the Closing. If this Agreement is terminated for any reason, then the Deposit shall be paid in accordance with Article 10. The Deposit, prior to the release thereof in accordance with the Escrow Agreement, will not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of the Sellers.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, each Seller hereby jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

Section 3.01      Organization and Qualification. Each Seller is duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of formation or organization and, subject to the provisions of the Bankruptcy Code, has requisite power and authority to own, lease and operate the Purchased Assets and to conduct the Business as currently conducted, except in the case of good standing, where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller is duly qualified to do business and is in good standing (where applicable) as a foreign entity in each jurisdiction where such qualification is required for the ownership or operation of the Purchased Assets and the Business, except for failures to be so qualified or to be in such good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02      Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Document to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate (or equivalent) power or other action on the part of such Seller. Each Seller has all necessary corporate (or equivalent) power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each other Transaction Document to which each Seller is a party will be, duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 3.03      Noncontravention; Consents and Approvals.

(a)           Except as set forth on Section 3.03(a) of the Disclosure Schedules, neither the execution and delivery by Sellers of this Agreement and each other Transaction Document to which any Seller is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of any Seller, (ii) violate any Law or Order to which any Seller, the Business or any of the Purchased Assets may be subject, or (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, require any consent under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, any Material Contract, after giving effect to the Sale Order and any applicable Order of the Bankruptcy Court authorizing the assignment and assumption of any such Material Contract hereunder or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Purchased Asset, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except for (i) the entry of the Sale Order, (ii) compliance with any applicable requirements of any applicable Antitrust Laws, or any Foreign Direct Investment Laws, and (iii) as set forth on Section 3.03(b) of the Disclosure Schedules, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other Transaction Document which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by any Seller contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04      Reserved.

Section 3.05      Financial Statements; No Undisclosed Liabilities.

(a)           True and complete copies of the audited consolidated balance sheet of Sellers as of April 28, 2024 (the “Balance Sheet Date”), and the related audited consolidated statements of results of operations and cash flows of Sellers, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of Sellers as of April 27, 2025 (the “Latest Balance Sheet Date”) and the related consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached as Section 3.05(a) of the Disclosure Schedules. Except as set forth in Section 3.05(a) of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of Sellers in all material respects, (ii) have been prepared in all material respects in accordance with IFRS (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sellers as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes thereto throughout the periods covered thereby that, in each case, would not reasonably be expected to, individually or in the aggregate, be material to Sellers, taken as a whole.

(b)           True and complete copies of management’s good faith determination of gross profit of the Business for the twelve (12) months ended April 28, 2024 and for the twelve (12) months ended April 27, 2025 ( collectively, the “Business Gross Profit”) are attached as Section 3.05(b) of the Disclosure Schedules. Except as set forth in Section 3.05(b) of the Disclosure Schedules, the Business Gross Profit has been prepared in accordance with the books and records of Sellers pertaining to the Business in all material respects.

(c)           Except as set forth in the Financial Statements, the Interim Financial Statements or Section 3.05(c) of the Disclosure Schedules, since the Latest Balance Sheet Date, Sellers do not have any liability or obligation of any nature arising out of, relating to or affecting the Purchased Assets that is an Assumed Liability, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by IFRS to be reflected in a consolidated balance sheet of the Business or disclosed in the notes thereto, except for liabilities and obligations (i) incurred in the Ordinary Course since the Latest Balance Sheet Date, (ii) that were incurred as a result of actions taken or refrained from being taken (A) pursuant to the express terms of this Agreement or the other Transaction Documents or (B) at the express prior written request of Buyer, or (iii) that are not, individually or in the aggregate, material to the Business, taken as whole.

(d)           The books of account and financial records of Sellers pertaining to the Business are true and correct in all material respects.

Section 3.06      Title to and Sufficiency of Purchased Assets. Except as would not be material to the Business taken as a whole, or as set forth on Section 3.06(a) of the Disclosure Schedules, Sellers have good and valid title to, valid leasehold interests in, or other valid right to use, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and, at the Closing, subject to the Sale Order, obtaining any Transfer Consent and other than for the properties and assets subject to the Transition Services Agreement, Sellers will transfer, convey and assign good and valid title to, valid leasehold interests in, or other valid right to use, the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). All tangible assets and other tangible property included in the Purchased Assets are in good and serviceable condition, ordinary wear and tear excepted, are free from material defects, have been maintained in accordance with normal industry practice and are in suitable operating condition for the purposes for which they are used by Sellers in the Business. Except as set forth on Section 3.06(b) of the Disclosure Schedules, the Purchased Assets, collectively with the Excluded Assets, Shared Contracts, any Later Excluded Contract, the services and assets to be provided under the Transition Services Agreement and any asset, permit, claim or right not transferred pursuant Section 2.05 collectively constitute all of the material assets, properties and rights Primarily used or held for use in the operation of the Business in the Ordinary Course.

Section 3.07      Litigation. Except as set forth on Section 3.07 of the Disclosure Schedules, there are no Proceedings pending, or, to the Knowledge of Sellers, threatened against any Seller, the Purchased Assets, the Assumed Liabilities or the Business, or any Order outstanding, which, in each case, would or would reasonably be expected to adversely affect the ability of any Seller to enter into this Agreement or to consummate the transactions contemplated hereby or otherwise would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08      Permits; Food Claim Certifications; Compliance with Laws.

(a)           Sellers are in possession of all Permits necessary for Sellers to own, lease and use the Purchased Assets as currently owned, leased or used and to carry on and operate the Business as currently conducted (“Business Permits”), except where the failure to possess such Permit, individually or in the aggregate, has not been, and would not reasonably be expected to be material to the Business, taken as a whole. Section 2.01(h) of the Disclosure Schedules includes a true, correct and complete list of all material Business Permits.

(b)           Except as set forth in Section 3.08(b) of the Disclosure Schedules, (i) all Business Permits held by Sellers are valid and in full force and effect, except where such failure to be valid or in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (ii) Sellers are, and in the last three (3) years have been, in compliance with the terms of all Business Permits except where the failure to comply with the terms of such Business Permit would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, and there are no Proceedings pending or, to the Knowledge of Sellers, threatened that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any Business Permits or that would reasonably be expected to result in the imposition of a substantial fine, forfeiture, or civil penalty against any Seller except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (iii) Sellers have timely filed applications to renew all Business Permits other than any failure to timely file to renew that would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole and no Governmental Authority has commenced, or given written notice to Sellers that it intends to commence, any Proceeding to revoke, or suspend, rescind, modify or not renew, or to impose any adverse condition on, any Business Permit, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole and (iv) all reports and filings required to be filed with any Governmental Authority by Sellers with respect to any Business Permit have been timely filed, and all regulatory fees, contributions and surcharges required to be paid by Sellers with respect to the Business Permits have been timely paid, except, in each case, where such failure to be filed or paid have now been remedied or would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

(c)           Schedule 2.01(h) lists all material Food Claim Certifications Primarily related to the Business, owned by Sellers or their Affiliates as of the date hereof.

(d)           Sellers are in compliance with applicable Laws with respect to the Business, the Purchased Assets and the Assumed Liabilities, except where any non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. No Seller has received any written notice from any Governmental Authority relating to violations or alleged violations of, failure to comply with or defaults under, any Law, Order or Permit, in each case, with respect to the Business, the Purchased Assets and the Assumed Liabilities, except where any non-compliance or default, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.09      Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules sets forth a true, correct and complete list of the following Purchased Contracts as of the date hereof (other than with respect to purchase orders entered into by any Sellers in the Ordinary Course) (the “Material Contracts”) (and Sellers shall have made available to Buyer true, correct and complete copies of all such Material Contracts, together with all amendments, modifications or supplements thereto but excluding, in any event, any purchase orders entered into by any Sellers in the Ordinary Course):

(i)            any partnership, joint venture or strategic alliance Contract with any other Person;

(ii)           [reserved];

(iii)          any Contract relating to the mortgage or pledge of, or otherwise creating an Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Assets in each case, other than (x) intercompany Indebtedness amongst Sellers or (y) Indebtedness which will be fully discharged under the Bankruptcy Code;

(iv)          any Contract relating to the acquisition or disposition of any business for consideration in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into in the last three (3) years or (B) pursuant to which any material earn-out, indemnification or deferred or contingent payment obligations remain outstanding (in each case, excluding for the avoidance of doubt, purchase of inventory or equipment in the Ordinary Course);

(v)           any Lease with respect to the Leased Real Property;

(vi)          any Contract for the lease of personal property (tangible or intangible) to or from any Person providing for lease payments in excess of $500,000 per annum;

(vii)         any Contract with any Material Customer;

(viii)        any Contract with any Material Supplier;

(ix)           any Contract with any Governmental Authority;

(x)            any Contract that (A) prohibits or limits in any material respect the freedom of the Business to compete in any line of business with any Person or in any geographic area, (B) contains exclusivity obligations or restrictions that restricts the Business or (C) grants any right of first refusal or right of first offer obligations or restrictions to any Person in a manner that restricts the Business;

(xi)           any Contract to which any Seller is a party (A) pursuant to which any Seller is granted a right to use any third party Intellectual Property that is material to the Business, taken as a whole, other than non-exclusive licenses for commercially available or off-the-shelf software or software entered into by Sellers in the Ordinary Course, invention assignment or employment-related agreements (B) pursuant to which any Seller grants a third party the right to use any Purchased Intellectual Property that is material to the Business, taken as a whole, other than any Contract with any customer, supplier or end user of any Seller’s products or services which is entered into in the Ordinary Course or any agreement which contains an incidental trademark license to use such Seller’s Trademarks, (C) that contains a settlement of any claims related to any Intellectual Property that is material to the Business, taken as a whole and (D) which prohibits or restricts in any material respect a Seller’s use of any Purchased Intellectual Property; and

(xii)          any Contract with any Business Employee that includes base annual compensation in excess of $200,000 that is not terminable at-will on no more than thirty (30) days’ advance notice and includes no severance-type benefits, and any Contract that grants any severance or post-termination payments to any Business Employee pursuant to which such Seller is or may become obligated to incur any bonus or compensation obligations as a result of or related to the consummation of the transactions contemplated by this Agreement (other than offer letters for at-will employees entitling such employees to no severance pay upon termination).

(b)           With respect to each Contract set forth on Section 3.09(a) of the Disclosure Schedules that are not Excluded Assets or Later Excluded Contracts, (i) assuming payment of the Cure Costs, such Contract is in full force and effect and constitutes the legal, valid and binding of the Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception, subject to any such Contract that terminates in accordance with its terms before the Closing and except as would not be material to the Business taken as a whole, (ii) neither the Seller party thereto nor, to the Knowledge of Sellers, the counterparty thereto is in material breach or default thereof and (iii) no Seller and, to the Knowledge of Sellers, no counterparty thereto, has commenced any Proceeding against any other party to such Contract or given or received any written notice of any breach or default under such Contract that has not been withdrawn or dismissed, except, in the cases of clauses (ii) and (iii), for breaches or defaults (A) caused by or resulting from the Chapter 11 Cases, (B) except for any such Contracts listed on Section 3.03(a) of the Disclosure Schedules for which consent is not received or notice is not provided prior to Closing, (C) which will be cured as a result of the payment of the applicable Cure Costs, or (D) which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

Section 3.10      Intellectual Property.

(a)           Section 3.10(a) of the Disclosure Schedules contains a complete and accurate list of all issued Patents and pending patent applications constituting Purchased Intellectual Property, including name, current owner of record, jurisdiction, patent number and issuance date. All of the issued Patents set forth on Section 3.10(a) of the Disclosure Schedules are subsisting and in full force and effect. Except as set forth on Section 3.10(a) of the Disclosure Schedules, all necessary maintenance and renewal documentation and fees in connection with such Patents have been timely filed with the appropriate authorities and paid in all material respects. There are no pending interference, reissue, reexamination, invalidation or cancellation proceedings pending against any Seller involving such Patents.

(b)           Section 3.10(b) of the Disclosure Schedules contains a complete and accurate list of all registered and applied-for Trademarks constituting Purchased Intellectual Property, including for each the applicable trademark or service mark, current owner of record, jurisdiction, application number, filing date, trademark registration number and registration date, as applicable. All of the material registered Trademarks set forth on Section 3.10(b) of the Disclosure Schedules are subsisting and in full force and effect. There are no material pending oppositions, invalidation or cancellation proceedings pending against any Seller involving such Trademarks.

(c)           Section 3.10(c) of the Disclosure Schedules contains a complete and accurate list of all registered Copyrights constituting Purchased Intellectual Property, including title, current owner of record, registration number and registration date. To the Knowledge of Sellers, all of the registered Copyrights set forth on Section 3.10(c) of the Disclosure Schedules are in full force and effect. There are no pending oppositions, invalidation or cancellation proceedings against any Seller involving such Copyrights.

(d)           Sellers exclusively own all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. All registered or issued Purchased Intellectual Property is subsisting and, to the Knowledge of Sellers, valid and enforceable, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. One of the Sellers is the registered holder of all Domain Names set forth in Section 3.10(d) of the Disclosure Schedules. The Purchased Intellectual Property, together with all Intellectual Property licensed pursuant to the Purchased Contracts, constitutes all Intellectual Property rights used in or otherwise necessary for the conduct of the Business as currently conducted.

(e)           Sellers with respect to the conduct of the Business are not infringing, misappropriating or otherwise violating, and in the past three (3) years have not infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. No Person is infringing or misappropriating any Purchased Intellectual Property in a manner that would reasonably be expected to be material to the Business. Except as set forth on Section 3.10(e) of the Disclosure Schedules, there is no pending dispute, including any pending Proceeding and there is no threatened Claim against any Seller, with respect to (i) the Purchased Intellectual Property, challenging the ownership, validity or enforceability of any such Purchased Intellectual Property or (ii) any Purchased Contract pursuant to which any Seller receives a license or other right under any Intellectual Property of any other Person, challenging any Seller’s rights under such Purchased Contract, the enforceability of such Purchased Contract, or any Seller’s compliance with the terms and conditions of such Purchased Contract, and in each case of clause (i) and (ii), to the Knowledge of Sellers, there exists no reasonable basis for any such claim. Sellers have not received service of process or been charged in writing as a defendant, in the three (3)-year period prior to the date of this Agreement, in any Proceeding that alleges that any of the Purchased Intellectual Property infringes any intellectual property right of any Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(f)            Sellers and their Affiliates have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets and confidential information included in the Purchased Intellectual Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.11      Real Property.

(a)            No Seller owns any real property Primarily related to or Primarily used for the Business.

(b)           Section 3.11(b) of the Disclosure Schedules sets forth a true, correct and complete list of all Leased Real Property by street address and/or parcel identification number. Sellers have valid leasehold or sublease interest relating to the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Sellers, except as set forth on Section 3.11(b) of the Disclosure Schedules, none of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use or occupancy of the Leased Real Property (or any portion thereof) that would materially impair the use of the Leased Real Property, as currently used, in the operation of the Business.

Section 3.12      Environmental Matters.

(a)           Sellers are, and have been since the Latest Balance Sheet Date, in compliance with all applicable Environmental Laws with respect to the Purchased Assets and the Leased Real Property, except in any such case where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, no Seller has received any written notice regarding any material violation of, or Liability under, Environmental Law relating to the Purchased Assets or the Leased Real Property arising under Environmental Law, other than any such notice that has now been resolved fully. No Seller has received notice of any material outstanding Orders issued to any Seller, or any Proceedings pending, or to the Knowledge of Sellers, threatened, relating to compliance with or Liability under any Environmental Law affecting the Purchased Assets or any Leased Real Property.

(b)           Except as set forth on Section 3.12(b) of the Disclosure Schedules, there are no outstanding Orders or any pending or, to the Knowledge of Sellers, threatened Proceedings involving the Business or the Purchased Assets, in each case, under or relating to any Environmental Laws.

(c)           Sellers shall have made available to Buyer all Phase I and Phase II reports in any Seller’s possession with respect to any of the applicable Purchased Assets, including the Leased Real Property.

Section 3.13      Taxes.

(a)           All income and other material Tax Returns required to be filed relating to the Purchased Assets, the Business or the Assumed Liabilities have been timely filed with the appropriate Governmental Authority. Such Tax Returns are true, correct, and complete in all material respects and have been prepared in compliance with all applicable Laws. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return relating to the Purchased Assets, the Business or the Assumed Liabilities (other than extensions granted automatically under applicable Law). All income and other material Taxes (whether or not reflected on such Tax Returns) relating to the Purchased Assets, the Business or the Assumed Liabilities required to be paid have been timely paid in full.

(b)           Except as set forth on Section 3.13(b) of the Disclosure Schedules, no Claims, audits, actions, suits, proceedings, examinations or investigations with respect to any Taxes have been asserted, no material Taxes have been assessed and no proposals or deficiencies for material Taxes, in each case against any Seller relating to the Purchased Assets, the Assumed Liabilities or the Business, are being asserted, proposed or, to the Knowledge of Sellers, threatened by any Governmental Authority.

(c)           No Claim has been made in the past three (3) years by a Governmental Authority that Tax Returns of a certain type involving a material amount of Tax are required to be filed in relation to the Purchased Assets or the Assumed Liabilities in a jurisdiction where no such Tax Returns of that type are currently filed.

(d)           No agreement or waiver extending the period for assessment, reassessment or collection of any material Taxes relating to the Purchased Assets, the Assumed Liabilities or the Business has been executed or filed with any Governmental Authority.

(e)           No Encumbrances for Taxes (other than Permitted Encumbrances) exist with respect to any of the Purchased Assets.

(f)            Each Seller (with respect to the Purchased Assets, the Business or the Assumed Liabilities) has collected or withheld all material amounts required to be collected or withheld by such Seller for all material Taxes or assessments, including on amounts paid to any Person, and all such amounts have been fully and timely paid to the appropriate Governmental Authority to the extent required by applicable Law. Each Seller has complied in all material respects with all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(g)           Each Seller (with respect to the Purchased Assets, the Business or the Assumed Liabilities) has properly collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to their customers or have properly received and retained or otherwise complied in all material respects with rules relating to the collection of Tax exemption certificates and other documentation for all services provided, or sales, leases or purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases or services as exempt from sales, use, value added and similar Taxes.

Section 3.14      Reserved.

Section 3.15      Labor Matters.

(a)           Seller Parent has provided Buyer on a confidential basis a materially true, complete and correct list of the Business Employees employed as of the date hereof, specifying, as applicable and to the extent permitted by applicable Law, each individual’s (i) title or position, (ii) base salary, (iii)  date of hire, (iv) classification as exempt or non-exempt under the Fair Labor Standards Act of 1938, and (vi) leave status (the “Business Employee List”).

(b)           Except as set forth on Section 3.15(b) of the Disclosure Schedules, there are no material Proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Seller or any of its Affiliates with respect to the Business and relating to the employment or termination of employment of any individual or group of individuals by any Seller or any of its Affiliates.

Section 3.16      Absence of Certain Changes. Except as set forth on Section 3.16 of the Disclosure Schedules, and other than as a result of the commencement of the Chapter 11 Cases, (a) since January 1, 2025 through the date of this Agreement, there has not been or occurred any Material Adverse Effect and (b) from January 1, 2025 through the date of this Agreement, there has not been, occurred or arisen any agreement, condition, action, omission or event which, if occurred or existed after the date hereof, would be prohibited (or require consent from Buyer) under Section 5.01(b).

Section 3.17      Insurance Policies. Section 3.17 of the Disclosure Schedules sets forth each material insurance policy (other than any insurance policy that funds or relates to any Seller Plans) held by any Seller relating to the Purchased Assets or the Assumed Liabilities. With respect to each such material insurance policy, (a) such policy is in full force and effect and constitutes the legal, valid and binding of the Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception, (b) no Seller has received any written notice of cancellation or termination with respect to such policy, (c) premiums due and payable by Sellers or their Affiliates under such policy prior to the date hereof have been duly paid and (d) there is no material claim pending under such policy as to which coverage has been denied by the underwriters of such policies, except in the case of the foregoing clauses (a) through (c) as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

Section 3.18      Affiliate Transactions. Except as set forth in Section 3.18 of the Disclosure Schedules, no Affiliate of any Seller (other than any other Seller or any of its Subsidiaries) or any officer or director of any Seller (a) is a party to any Contract or arrangement with any Seller in connection with the Business and having a potential or actual value or a contingent or actual Liability exceeding $500,000, other than (i) employment and indemnification arrangements in the Ordinary Course and (ii) the Seller Plans, or (b) has any material interest in any Purchased Asset.

Section 3.19      Material Customers and Suppliers.

(a)           Section 3.19(a) of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest customers of the Business during the twelve (12)-month period ending on April 28, 2025 (collectively, the “Material Customers”), as measured by the dollar amount of revenue during such period, including the approximate total revenue of the Business from each such customer during such period. No Material Customer has terminated, canceled, suspended, failed to renew or reduced, or given any Seller notice, in writing, that states its intention to terminate, cancel, suspend, fail to renew or materially reduce its business relationship with the Business.

(b)           Section 3.19(b) of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest suppliers of the Business during the twelve (12)-month period ending on April 28, 2025 (collectively, the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Business from each such supplier during such period. Except as set forth on Section 3.19(b) of the Disclosure Schedule, no Material Supplier has terminated, canceled, suspended, failed to renew or reduced, or given any Seller notice, in writing, that references its intention to terminate, cancel, suspend, fail to renew or materially reduce its business relationship with the Business.

Section 3.20      Inventory. Attached as Section 3.20 of the Disclosure Schedules is management’s good faith estimate of the Saleable Inventory as of November 23, 2025 (“Management Inventory Report”). All Saleable Inventory reflected in the Management Inventory Report, is, in all material respects, generally in the aggregate, of a quality and quantity usable and/or, as applicable, salable in the Ordinary Course, net of reserves for obsolete, damaged, defective or slowing moving items as reflected in the reserves in the Management Inventory Report or the Interim Financial Statements.

Section 3.21      Privacy and Security.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, Sellers with respect to the Business are in compliance with all U.S., state, foreign and multinational Laws applicable to the Business and relating to privacy or data security of Personal Information (“Privacy Laws”), binding reputable industry practice, standards, self-governing rules and policies and their own published policies, and contractual obligations to which Sellers are bound, in each case relating to privacy or data security of Personal Information (all of the foregoing collectively, “Privacy Requirements”) with respect to personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated under any Privacy Laws (“Personal Information”).

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, Sellers take all commercially reasonable steps designed to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and Personal Information with respect to the Business against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and to the Knowledge of Sellers, in the past one (1) year there have been no breaches of same that has triggered a notification or reporting requirement under any Privacy Laws or resulted in any material liability to the Business.

Section 3.22      Brokers. Except as to PJT Partners Inc. (the fees and expenses of which will be paid by Sellers) or as otherwise set forth in Section 3.22 of the Disclosure Schedules, no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller or any of its Subsidiaries.

Section 3.23      International Trade Laws.

(a)           Sellers with respect to the Business are and for the past five (5) years have been in compliance with International Trade Laws, and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as whole. No Seller nor any of its Subsidiaries, nor any of its directors, executives, or employees, or, to the Knowledge of Sellers, any representative or agent acting on behalf of Sellers, currently or during the past five (5) years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as whole.

(b)           Except as would not be material to the Business taken as a whole, there is no pending or, to the Knowledge of Sellers, threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, by a Governmental Authority, alleging any material violation of International Trade Laws relating to the Business, and no Seller, nor, to the Knowledge of Sellers, any of its employees or representatives, has been convicted by a Governmental Authority of violating any International Trade Laws relating to the Business.

(c)           Except as would not be material to the Business taken as a whole, Sellers with respect to the Business have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.

Section 3.24      No Other Representations or Warranties; Acknowledgement. Except for the representations and warranties of Sellers expressly set forth in this Article 3 (as modified by the Disclosure Schedules), no Seller makes any other express or implied representation or warranty on behalf of such Party or the transactions contemplated hereby, all of which such other representations and warranties are waived by the Parties. In entering into this Agreement, each of Sellers has relied solely upon its own investigation and analysis and the representations and warranties of Buyer set forth in this Agreement, and each of Sellers acknowledges that, other than as set forth in such representations and warranties, neither Buyer nor any of its respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Sellers and their respective its managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives prior to the execution of this Agreement or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of Buyer heretofore or hereafter delivered to or made available to Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives. Without limiting the generality of the foregoing, neither Buyer nor any of its respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement) relating to the business, assets or liabilities of Buyer made available to Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the businesses of Buyer by Buyer, the management of Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise be deemed to have been relied upon by Sellers in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives, are not, and shall not be deemed to be or to include, representations or warranties (other than as set forth in this Agreement) of Buyer, and were not, and shall not be deemed to have been, relied upon by any Seller in executing, delivering or performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as of the date hereof and as of the Closing as follows:

Section 4.01      Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to own, lease and operate its properties and conduct its business as currently conducted, except in the case of good standing, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.02      Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate (or equivalent) power or other action on the part of Buyer. Buyer has all necessary corporate (or equivalent) power and authority to execute and deliver this Agreement and each other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Buyer has all necessary corporate (or equivalent) power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each other Transaction Document to which Buyer is a party will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.03      Noncontravention; Consents and Approvals.

(a)           Subject to entry of the Sale Order, neither the execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of Buyer, (ii) violate any Law or Order to which Buyer or its assets and properties may be subject, (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, any Contract to which Buyer is a party or by which Buyer or its assets and properties is bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of Buyer’s assets or properties, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)           Other than (i) the entry of the Sale Order and (ii) compliance with any applicable requirements of any applicable Antitrust Laws, or any Foreign Direct Investment Laws, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document to which Buyer is a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by Buyer contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.04      Availability of Funds. As of the date of this Agreement, Buyer has (and will have at Closing) sufficient cash on hand or other sources of immediately available funds to pay (i) the Closing Date Payment (including to the extent adjusted pursuant to this Agreement), and (ii) any other costs, fees and expenses which may be required to be paid by or on behalf of Buyer under this Agreement and the other Transaction Documents and there is as of the date of this Agreement and shall be as of the Closing no restriction on the use of such cash for such purposes. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the ability of Buyer any of its Affiliates or any other Person to obtain any financing for the consummation of the Closing.

Section 4.05      Solvency. Assuming that (a) an entity that is constituted solely of the assets that will constitute the Purchased Assets as of the Closing and the liabilities that will constitute the Assumed Liabilities as of the Closing would be solvent as of immediately prior to the Closing, (b) any estimates, projections or forecasts of Sellers that have been provided to Buyer have been prepared in good faith based upon assumptions that were reasonable at the time made and continue to be reasonable at the time of Closing, (c) Sellers have complied in all material respects with their respective obligations under this Agreement and (d) the representations and warranties of Sellers in this Agreement are true and correct as of the date hereof and as of the Closing, immediately upon consummation of the transactions contemplated by this Agreement, (i) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Buyer and its Subsidiaries will not be left with unreasonably small capital and each will have adequate capital to carry on their respective businesses, (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of Buyer will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the transaction contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Sellers or any of their respective Subsidiaries.

Section 4.06      Brokers. No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.07      Litigation. There are no Proceedings pending, or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, or any Order outstanding, which, in each case, would or would reasonably be expected to adversely affect the ability of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

Article 5

COVENANTS OF SELLERS

Section 5.01      Conduct of the Business.

(a)           Except (x) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or expressly contemplated by this Agreement, (x) as required or approved by the Bankruptcy Code or any Orders entered by the Bankruptcy Court in the Chapter 11 Cases prior to the date of this Agreement, (y) for the avoidance of doubt, solely with respect to the Other Businesses or (z) as otherwise necessary to comply with applicable Law or as set forth on Section 5.01(b) of the Disclosure Schedules, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall use commercially reasonable efforts to conduct the Business in the Ordinary Course and maintain in all material respects the goodwill associated with the Purchased Assets and Sellers’ business relationships with respect to the Business with the customers, suppliers, vendors, clients, contractors and others having relationships with the Business.

(b)           Except as required by applicable Law or Order or as set forth on Section 5.01(b) of the Disclosure Schedules or expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or express prior written direction of Buyer, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall not with respect to the Business:

(i)            sell, lease or license on an exclusive basis or otherwise create any Encumbrance (other than Permitted Encumbrances) on or dispose of any Purchased Assets, other than (x) the sale of Inventory in the Ordinary Course and (y) sales and dispositions of obsolete or worn-out assets;

(ii)           renew, materially amend or materially modify in any adverse respect, terminate (other than automatically pursuant to its terms), cancel, intentionally let lapse or waive any material rights under, or create any Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Contracts or any Permits, in each case, other than in the Ordinary Course;

(iii)          acquire any Person or all or substantially all of the assets of any Person or make any other investment outside the Ordinary Course that would constitute a Purchased Asset or Assumed Liability or the consideration for which would otherwise constitute a Purchased Asset;

(iv)          make any capital expenditures with respect to the Business outside of the Ordinary Course or as otherwise ordered by the Bankruptcy Court that are not contemplated by Sellers’ budget (subject to permitted variances);

(v)           incur, assume or guarantee any indebtedness for borrowed money or any Liability on behalf of any other Person in connection with the Purchased Assets, other than any indebtedness or Liability that will be repaid at or prior to the Closing or that constitutes an Excluded Liability;

(vi)          concede, settle, pay, discharge or satisfy any Proceedings in excess of $500,000 that would constitute a Purchased Asset or Assumed Liability, other than the payment of trade payables in the Ordinary Course;

(vii)         terminate, let lapse or materially amend or modify any material insurance policy maintained by any Seller or any of its Affiliates with respect to any Purchased Assets or any Assumed Liability;

(viii)        (A) sell, transfer assign, abandon or cancel any Purchased Intellectual Property, other than in the Ordinary Course with respect to Purchased Intellectual Property that is not material to the Business or (B) intentionally let lapse or fail to renew, continue to prosecute, protect or defend, or otherwise dispose of, any Purchased Intellectual Property (other than (i) in the Ordinary Course with respect to Purchased Intellectual Property that is not material to the Business and (ii) expiration of registered Purchased Intellectual Property at the end of its statutory period);

(ix)           (A) fail to exercise any rights of renewal with respect to any Leased Real Property or (B) enter into any Contract for the sublease of Leased Real Property;

(x)            make any changes in any accounting methods, principles or practices in connection with the Purchased Assets or the Assumed Liabilities (including with respect to accounts receivable or accounts payable), except as required by Law, by a change in IFRS (or authoritative interpretation thereof) or by a Governmental Authority;

(xi)           (A) make, change, or rescind any material election or method of accounting relating to Taxes in a manner materially inconsistent with past practice, (B) file any Tax Return or amend any Tax Return (in each case, other than in the Ordinary Course and pursuant to applicable Law), (C) enter into any closing agreement, (D) surrender any right or claim to a refund of Taxes or commence, settle or compromise any material Tax claim or assessment, (E) consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or Claims for Taxes, (F) enter into any Tax Sharing Agreement (other than commercial Contracts entered in the Ordinary Course the primary purpose of which does not relate to Taxes), (G) file any ruling or request for a ruling with any Governmental Authority, (H) fail to pay any Taxes, or (I) grant any power of attorney with respect to Taxes outside the Ordinary Course, in each case of (A)-(I) above to the extent relating to the Purchased Assets, the Business or the Assumed Liabilities; or

(xii)          agree or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control Sellers’ operations prior to the Closing Date. Notwithstanding anything to the contrary contained in this Section 5.01, Sellers may take any of the actions described in Section 5.01(b)(iv) or (b)(v) without the prior written consent of Buyer if reasonably necessary to operate the Business due to emergency circumstances in order to repair any damage that materially and adversely impacts Sellers’ ability to operate Sellers’ owned and leased facilities in the Ordinary Course of Business (and only to the extent necessary to repair such facility to good working order consistent with past practice). Notwithstanding anything to the contrary contained in this Section 5.01, Sellers may take or cause any of their Subsidiaries to take (or not take, as the case may be) any of the actions permitted by the DIP ABL Credit Agreement or the DIP Credit Agreement.

Section 5.02      Access to Information. From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), upon reasonable advance notice and to the extent such requests are related to the transaction in this Agreement, Sellers shall provide to Buyer reasonable access during normal business hours (in each case, without any material disruption to the conduct of Sellers’ businesses and operations) to (a) the books and records, and to the facilities of the Business as Buyer reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement; (b) the management of and advisors to the Business as Buyer reasonably deems necessary for purposes of evaluating the finances and operations of the Business; and (c) any other information reasonably related to the transaction contemplated by this Agreement, reasonably requested by Buyer or its advisors (e-mail shall suffice); provided, however, that Sellers shall not be required to provide any such information to the extent that doing so would in Sellers’ reasonable judgment (i) result in the loss of any attorney-client privilege or other legal privilege, (ii) violate any applicable Law or Clean Team Agreement or (iii) breach any obligation of confidentiality owed to a third party (provided that, in each case, Sellers shall use commercially reasonable efforts to provide such information in a manner that does not result in such loss, violation, or breach, including, if practicable, by implementing appropriate redactions or otherwise disclosing such information in a manner that preserves such privilege, protection or confidentiality). Buyer agrees that any on-site inspections of any of Purchased Assets shall be conducted in the presence of Sellers or their representatives.

Section 5.03      Management Inventory Reports. On or prior to January 14, 2026, Sellers shall deliver to Buyer the Management Inventory Report updated to reflect management’s good faith calculation of the Saleable Inventory as of January 12, 2026. Thereafter and until the Closing, Sellers shall deliver to Buyer the Management Inventory Report updated to reflect management’s good faith calculation of the Saleable Inventory (a) as of each fiscal month end date and (b) as of the date that is two weeks prior to each fiscal month end date (any updated report delivered by Seller pursuant to this Section 5.03, an “Updated Management Inventory Report”). Each Updated Management Inventory Report shall be delivered by Sellers to Buyer within two (2) Business Days following the completion of the period covered thereby. Notwithstanding anything herein to the contrary, a breach of this Section 5.03 by Sellers shall not result in Buyer having the right to terminate this Agreement pursuant to Section 10.01.

Article 6

COVENANTS OF BUYER

Section 6.01      Preservation of and Access to Books and Records. Until the completion of the Wind-Down of all Sellers, Buyer shall provide to Sellers and their respective Affiliates and representatives (after reasonable advance notice and during regular business hours and without unreasonable interference with the conduct of the Business) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Purchased Assets, the Business or the Assumed Liabilities and, to Buyer’s and its Affiliates personnel, in each case to the extent relating to (a) their respective rights and obligations hereunder, (b) any Proceeding for any Pre-Closing Tax Period (for example, for purposes of any Tax or accounting audit or any claim or litigation matter), (c) the Wind-Down, or (d) otherwise related to the Excluded Assets or Excluded Liabilities, and shall preserve such books and records until the latest of (i) the retention period required by applicable Law, (ii) the completion of the Wind-Down of all Sellers and (iii) in the case of books and records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Buyer shall use commercially reasonable efforts to cause its applicable representatives to reasonably cooperate with Sellers and their Affiliates and representatives in connection with the Wind-Down. Such access shall include access to any information in electronic form to the extent reasonably available. Notwithstanding the foregoing, Buyer shall not be required to afford such access to the extent that Buyer reasonably believes that doing so would: (A) result in the loss of attorney-client privilege or (B) violate any applicable Law, provided that in the case of each of subclauses (A) and (B), Buyer shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or a violation of applicable Law.

Section 6.02      Insurance Matters. From and after the Closing Date, (i) Buyer shall not have any right to coverage or any other benefit under any Insurance Policies or any replacements thereof obtained by Sellers for the period commencing from and after the Closing Date and (ii) Buyer shall be responsible for securing all insurance policies and coverage it considers necessary or appropriate for the operation of the Business for the period commencing from and after the Closing Date. Notwithstanding the foregoing, until the Wind-Down is completed, Sellers agree to make such Insurance Policies available to and use commercially reasonable efforts to seek recovery on behalf of Buyer or allow Buyer to seek recovery under such Insurance Policy, in each case, (A) to the extent the applicable limits under such Insurance Policy have not already been exhausted and (B) at Buyer’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of-pocket expenses required to be paid by Buyer or to the insurer in connection therewith), and Sellers shall cooperate with Buyer’s reasonable requests if Buyer seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of Sellers’ reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer. Nothing in this Section 6.02 shall restrict or limit the ability of Sellers to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation or limit their ability to close the Chapter 11 Cases after the Closing.

Section 6.03      Adequate Assurance of Future Performance. Buyer shall provide adequate assurance of future performance of the Purchased Contracts as required under Section 365 of the Bankruptcy Code. Buyer agrees that it will take commercially reasonable actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Purchased Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court.

Section 6.04      Support Obligations.

(a)           Buyer recognizes that one or more of the Sellers has provided the guarantees or other credit support listed on Section 6.04 of the Disclosure Schedule (the “Credit Support Obligations”).

(b)           Effective on or prior to the Closing, Buyer shall replace the Credit Support Obligation and effect the full and unconditional release, effective as of the Closing Date, of the applicable Seller from the Credit Support Obligations and all obligations and liabilities in respect thereof, by (among other things):

(i)            furnishing a letter of credit to replace each existing letter of credit that is a Credit Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit;

(ii)           furnishing a guaranty to replace each existing guaranty that is a Credit Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing guaranty; or

(iii)          replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Credit Support Obligation.

In each case, Buyer shall ensure any credit support provided pursuant to Section 6.04(b) satisfies all of the credit support provisions of the applicable agreement.  For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that no Seller shall be obligated to incur, pay, reimburse or provide or cause any of its Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge in connection with Buyer’s replacement of the Credit Support Obligations.

Article 7

COVENANTS OF BUYER AND SELLERS

Section 7.01      Confidentiality.

(a)           The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from the date hereof until the Closing in accordance with the terms thereof, such that the nonpublic information of Sellers and its Affiliates obtained by Buyer, or its officers, employees, agents or Representatives, in connection with the negotiation, execution and performance of this Agreement, including under Section 5.02, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement; provided, however, that in the event of the termination of this Agreement, the terms of the Confidentiality Agreement incorporated herein by reference shall survive in accordance with their terms. The Confidentiality Agreement shall terminate at the Closing solely with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) that relates to the business, operations and affairs of the Business.

(b)           Sellers agree that, from and after the Closing, except to the extent necessary to enforce its rights under this Agreement or as reasonably determined by Sellers and their counsel, required under applicable Law or requested by any applicable Governmental Authority, no Seller will, and Sellers will cause their Affiliates not to, disclose to any Person any confidential information regarding Buyer and its Affiliates, the Purchased Assets or the Assumed Liabilities, except to those of its Representatives as is reasonably necessary to complete the Wind-Down or the sale of any Excluded Assets and who are directed or otherwise obligated to keep such information confidential; provided that (x) confidential information shall not include information that becomes generally available to the public other than through any action by any Seller or any of its Affiliates in violation of this Agreement, (y) confidential information may be used by Sellers solely to the extent necessary to defend any claims against any Seller or to enforce its rights under this Agreement; provided that in the case of clause (y), Sellers shall (i) disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, (ii) other than in connection with any claims involving Buyer or its Affiliates, use commercially reasonable efforts to cooperate with Buyer (at its expense) to obtain a protective order or other confidential treatment with respect to such information and (iii) other than in connection with any claims involving Buyer or its Affiliates, provide Buyer with a reasonable opportunity to review and comment on such disclosure and (z) confidential information may be disclosed to Sellers’ Representatives to the extent that such parties agree to or are bound by Contract to keep such information confidential.

Section 7.02      Further Assurances.

(a)           At and after the Closing, each of Sellers and Buyer shall execute and deliver such further instruments and certificates (including deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances) and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things as may be reasonably necessary, to effectuate the purposes and intent of and consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided that nothing in this Section 7.02 or this Agreement shall prohibit Sellers from completing the Wind-Down.

(b)           At and after the Closing, the Parties agree to (and shall cause each of their respective Subsidiaries to) reasonably cooperate to provide each other with such information and assistance as is reasonably necessary (i) to facilitate the Wind-Down (or other activities ancillary or attendant thereto), including the discharge of any liabilities and the facilitation of payments to third-parties, and (ii) for the preparation of any Tax Returns or the defense of any Tax claim, whether in connection with an audit or otherwise, in each case, relating to the Purchased Assets, the Assumed Liabilities, the Business, the Excluded Assets, the Excluded Liabilities, Sellers, or the transactions contemplated hereby, including the furnishing or making available on a mutually convenient basis of records, personnel (as reasonably required), books of account, or other necessary materials.

(c)           At and after the Closing, upon the reasonable request of Buyer, on the one hand, or any Seller, on the other hand, and for no further consideration (other than as expressly provided in the Transition Services Agreement and/or any other Transaction Document), the non-requesting Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, any action reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement, including any such action which may be reasonably necessary to put Buyer and its Affiliates in full possession and operating control of the Business and to put the Other Buyers in full possession and operating control of the applicable Other Businesses in accordance with the terms of this Agreement.

Section 7.03      Certain Filings; Reasonable Best Efforts.

(a)           Sellers and Buyer shall cooperate with one another (i) with respect to their obligations set forth in Section 7.03(b), (ii) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)           Buyer and Seller Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including filing, or causing to be filed, as promptly as practicable, any required notification and report forms under any applicable Antitrust Laws, or any Foreign Direct Investment Laws, with the applicable Governmental Authority; provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Contract other than as contemplated in Section 2.05. Buyer and Seller Parent shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings.

(c)           Subject to appropriate confidentiality safeguards and to the extent permitted by applicable Law, each Party shall (i) respond promptly to any request for additional information, documents or other materials made by any Governmental Authority with respect to any filings or any of the transactions contemplated by this Agreement, (ii) to the extent permitted by applicable Law, promptly notify counsel to the other Party of, any material communications from or with any Governmental Authority in connection with any of the transactions contemplated by this Agreement and, to the extent reasonably practicable, enable counsel to the other Party to participate in any such communications, (iii) not participate in any prescheduled telephonic or in-person meeting with any Governmental Authority in connection with any of the transactions contemplated by this Agreement unless, to the extent reasonably practicable and permitted by applicable Law, such Party consults with counsel to the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party a reasonable opportunity to attend, participate and speak thereat, (iv) furnish such information and assistance as may be reasonably requested in connection with the preparation of necessary filings or submission of information to the applicable Governmental Authority and to the extent permitted by applicable Law provide counsel to the other Party the opportunity to review in advance any document, opinion or proposal to be made or submitted to any Governmental Authority, (v) defend all Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (vi) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto, and (vii) use reasonable best efforts to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby. Sellers and Buyer shall use their reasonable best efforts to cause the waiting periods under any applicable Antitrust Laws or Foreign Direct Investment Laws to terminate or expire at the earliest possible date after the date of filing. All filing fees relating to this Section 7.03 shall be borne and paid fully by Buyer.

Section 7.04      Public Announcements. On and after the date hereof and through the Closing Date, unless required by law, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no Party shall, except as may be required to comply with applicable Law or the rules or regulations of any securities exchange, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to obtaining, with respect to Sellers, Buyer’s, and with respect to Buyer, Seller Parent’s, prior written consent (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, Buyer and Sellers shall be entitled to disclose information regarding this Agreement or the transactions contemplated hereby to their respective Affiliates and its and their respective employees, direct or indirect equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a reasonable need to know the information or to whom there is an obligation to disclose such information and who agree to keep such information confidential or are otherwise bound to confidentiality obligations; provided, further, that, notwithstanding the foregoing, the parties acknowledge that Buyer Parent or its Affiliates may be required to disclose the material terms of this Agreement or the Transaction Documents in, and file a copy thereof as an attachment to, a Current Report on Form 8-K or other filings “filed” or “furnished” with the U.S. Securities and Exchange Commission, and nothing in this Section 7.04 shall prohibit or require prior approval for such disclosure or any other disclosure by Parent or its Affiliates regarding the transactions contemplated by this Agreement or any Transaction Document to the extent necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange. Prior to the completion of the Wind-Down, Buyer shall, to the extent not prohibited by Law, provide reasonable advance written notice to Sellers of any required disclosure or filing contemplated by the preceding sentence and shall consult in good faith with Sellers as to the scope and contents of such disclosure or filing prior to making such disclosure or filing, as applicable.

Section 7.05      Employee Matters.

(a)           From and after the date of this Agreement until the Closing Date, Sellers shall deliver to Buyer, on a periodic basis as reasonably requested by Buyer, an updated Business Employee List reflecting, among other changes thereto, any resignations from employment or termination of services. Sellers shall update the Business Employee List to reflect any new hires, terminations or other departures of Business Employees as of sixteen (16) Business Days prior to the anticipated Closing Date and shall deliver an unredacted version of the same with all Business Employee names included to Buyer no less than fifteen (15) Business Days prior to the anticipated Closing Date. At least five (5) Business Days prior to the anticipated Closing Date, Buyer may by written notice to Sellers designate none, some or all of the Business Employees on such updated Business Employee List as an “Offer Employee.” On or prior to the Closing Date, Buyer shall, or shall cause a Buyer Designee to, use reasonable good faith efforts to provide an offer of employment, which offer shall be compliant with applicable Law, to each Offer Employee.

(b)           To the extent any Offer Employees become Transferred Employees, Buyer shall, or shall cause its Affiliates, to take all actions necessary and appropriate to cause a qualified defined contribution plan maintained by Buyer or its Affiliates to accept eligible rollover contributions, including in the form of direct rollovers and in-kind rollovers of any loans (including any notes evidencing loans) at the request of such Transferred Employee from a qualified defined contribution plan maintained by Seller or its Affiliates.

(c)           No provision in this Section 7.05 or otherwise in this Agreement, whether express or implied, shall (a) create any third-party beneficiary or other rights in any employee or former employee of Sellers or any of their subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Seller Plan or any other Person; (b) create any rights to continued employment with Sellers, Buyer or any of their respective subsidiaries or Affiliates or in any way limit the ability of Sellers, Buyer or any of their respective subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (c) constitute or be deemed to constitute an amendment to any Seller Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Sellers, Buyer or any of their subsidiaries or Affiliates.

Section 7.06      Tax Matters.

(a)           Sellers, at their sole expense, shall prepare all Tax Returns with respect to the Purchased Assets, the Assumed Liabilities and the Business for the Pre-Closing Tax period that are due on or prior to the Closing Date (including extensions) in accordance with past practice, unless otherwise required by applicable Law. Sellers shall be liable and responsible for, and timely pay in full any Taxes relating to periods covered by such Tax Returns. Sellers, as required by applicable Law, shall timely file, or cause to be timely filed, each such Tax Return. To the extent that Buyer or its Affiliates is required by applicable Law to file such Tax Return, Sellers shall pay to Buyer the amount of any Taxes reflected on such Tax Returns within five (5) days following the written demand by Buyer for such payment.

(b)           Buyer shall prepare and timely file (or shall cause to be prepared and timely filed) all other Tax Returns with respect to the Purchased Assets, the Assumed Liabilities and the Business for the Pre-Closing Tax Period and any Straddle Period in accordance with past practice, unless otherwise required by applicable Law and, except for any income Tax Return of Buyer or any Affiliate of Buyer (including, for the avoidance of doubt, any direct or indirect equity owner of Buyer) to the extent such income Tax Return does not related solely to the Purchased Assets, the Assumed Liabilities and/or the Business, such Tax Returns shall be provided to Sellers at least thirty (30) days prior to the due date thereof for their review and comment. Buyer shall consider in good faith any reasonable comments provided by Sellers at least fifteen (15) days prior to the due date thereof. Sellers shall pay to Buyer the amount of any unpaid Taxes with respect to the Purchased Assets, Assumed Liabilities or the Business for the Pre-Closing Tax Period within five (5) days following any demand by Buyer for such payment.

(c)           With respect to any income Tax Returns of Sellers to be filed after the Closing that implicate Tax liabilities for which Buyer is responsible under the terms of this Agreement (“Wind-Down Returns”), any such Tax Returns shall be prepared consistent with the past practice of Sellers (except as otherwise required by Law or as provided herein) and such Tax Returns that are U.S. federal income tax returns shall be provided to Buyer at least thirty (30) days prior to the due date thereof (and for other Wind-Down Returns, as soon as reasonably practical) for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed). Sellers shall incorporate any reasonable comments proposed by Buyer. The Parties shall cooperate in good faith in preparing and filing Wind-Down Returns and take any actions reasonably necessary to permit the Parties to carry out their obligations under this Section 7.06(c).

(d)           For all purposes of this Agreement, in the case of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), (i) Property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period.

(e)           The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes to the extent permitted by applicable Law.

(f)            Prior to the Closing, each Seller shall cause to be delivered to Buyer a properly completed and validly executed IRS Form W-9 of such Seller (provided that the only remedy available to Buyer for any failure to comply with this Section 7.06(f) shall be to make an appropriate withholding that is required by Law as a result of such failure).

(g)           All Transfer Taxes imposed on or with respect to the transactions contemplated hereby shall be borne by Buyer. The Party responsible under applicable Law for filing a Tax Return with respect to such Transfer Taxes shall prepare and timely file such Tax Return and promptly provide a copy of such Tax Return to the other party. Buyer and Sellers shall use commercially reasonable efforts and cooperate in good faith to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(h)           Buyer and Sellers shall use commercially reasonable efforts to cooperate to minimize any cash tax liability from the transactions contemplated by this Agreement and to maximize any Tax attributes of Buyer and its Affiliates. In connection with the preparation of Tax Returns, or in connection with any audits, inquiries, examinations and any administrative or Proceedings relating to any Tax Liabilities imposed on, or with respect to the Purchased Assets, the Business or the Assumed Liabilities, Buyer, on the one hand, and each Seller, on the other hand, will reasonably cooperate with each other (at the requesting Party’s cost), including the furnishing or making available during normal business hours of records, personnel (as reasonably required) or materials necessary or helpful for the preparation of such Tax Returns, the conduct of audits, inquiries, examinations and any administrative or judicial Proceedings or the defense of claims by Governmental Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes. Each Party and its Affiliates will retain all books and records with respect to Tax matters pertinent to the Business relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extension thereof) for the respective taxable periods, and to abide by all record retention Laws and agreements entered into with any Governmental Authority.

Section 7.07      Misallocated Assets. If, following the Closing, Buyer or its Affiliates own or hold any Excluded Asset (including by having an Excluded Asset located at any Leased Real Property that is or will be owned or leased by Buyer or any of its Affiliates), Buyer shall transfer, or shall cause its Affiliate to transfer, at no cost to Sellers, such Excluded Asset as soon as practicable to any Seller or any other Person designated by Seller Parent. If, following the Closing, Sellers or any of their respective Affiliates own any Purchased Asset, Sellers shall transfer, or shall cause their respective Affiliates to transfer, at no cost to Sellers, such Purchased Asset as soon as practicable to Buyer or an Affiliate designated by Buyer. Notwithstanding the foregoing, Sellers’ obligations under this Section 7.07 shall not restrict or limit their ability to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation, or limit their ability to close the Chapter 11 Cases, after the Closing.

Section 7.08      Payments from Third Parties after Closing. In the event that any Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date pursuant to any of the Purchased Contracts (or with respect to the operation by Buyer of the Business or any Purchased Asset during the post-Closing period) and to the extent such payment is not made in connection with an Excluded Asset or an Excluded Liability, Sellers shall promptly (but in any event within thirty (30) days after such receipt) forward such payment to Buyer (or other entity nominated by Buyer in writing to Sellers) and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post-Closing period and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Purchased Contracts to Buyer (or such other entity). Notwithstanding anything to the contrary in this Agreement, in the event that Buyer or any of its Affiliates receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, Buyer shall promptly (but in any event within thirty (30) days after such receipt) forward such payment to Seller Parent (or other entity nominated by Seller Parent in writing to Buyer) and notify such third party to remit all future payments on account of or in connection with the Excluded Assets to Seller Parent (or such other entity as Seller Parent may designate). Notwithstanding the foregoing, Sellers’ obligations under this Section 7.08 shall not restrict or limit their ability to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation, or limit their ability to close the Chapter 11 Cases, after the Closing.

Section 7.09      Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any liens or claims arising out of the bulk transfer Laws, and the Parties shall take all reasonable steps as may be necessary or appropriate to so provide in the Sale Order.

Section 7.10      Bankruptcy Court Approval.

(a)           Sellers shall, as applicable, serve on all non-Debtor counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and shall notify such non-Debtor counterparties of the deadline for objecting to the Cure Costs, if any, in accordance with the Bidding Procedures Order.

(b)           Sellers and Buyer shall reasonably cooperate in good faith to obtain the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Bankruptcy Court and making such applicable respective Representatives of Buyer and Sellers and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing adequate assurances of performance by Buyer and/or Buyer Designee(s) as required under Section 365 of the Bankruptcy Code, demonstrating that Buyer and/or Buyer Designee(s), as applicable, is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Buyer acknowledges that this Agreement and the sale of the Purchased Assets is subject to higher or otherwise better bids and Bankruptcy Court approval. Buyer acknowledges that in order to obtain such approval Sellers will be required to demonstrate to the Bankruptcy Court that they have taken reasonable steps to obtain the highest or otherwise best bid for the Purchased Assets and that such demonstration shall include serving notice of the transactions contemplated by this Agreement to creditors and interested parties, providing information about Sellers to prospective bidders, entertaining higher or otherwise better bids from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an Auction.

(c)           Each of Sellers and Buyer shall appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and keep the other Party reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request and if not otherwise inconsistent with the Bidding Procedures Order, promptly furnishing the other Party with copies of notices or other communications received by such Party from the Bankruptcy Court or any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d)           Subject to the entry of the Sale Order and upon consummation of the Closing, Buyer shall pay, or cause the payment of, the Cure Costs and cure any and all other defaults and breaches under the Purchased Contracts in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

(e)           Unless Buyer is not the Successful Bidder, the Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 (or if applicable, 1129) of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Buyer and/or Buyer Designee(s) on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances) and (C) the performance by Sellers of their respective obligations under this Agreement, (ii) authorize and empower Sellers to assume and assign to Buyer and/or the applicable Buyer Designee(s) the Purchased Contracts, (iii) find that Buyer and/or Buyer Designee(s), as applicable, is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that neither Buyer nor Buyer Designee(s) is a successor to any Seller and grant Buyer and/or Buyer Designee(s) the protections of Section 363(m) of the Bankruptcy Code, (iv) find that Buyer and Buyer Designee(s) shall have no Liability or responsibility for any Liability or other obligation of any Seller or any Affiliate of Seller arising under or related to the Purchased Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (v) find that Buyer and/or Buyer Designee(s), as applicable, has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption and assignment of the Purchased Contracts, and (vi) find that neither Buyer nor any Buyer Designee shall have any Liability for any Excluded Liability. Without limiting Sellers’ obligation to take all such actions as are reasonably necessary to obtain Bankruptcy Court approval of the Sale Order, Buyer agrees that it will promptly take reasonable actions to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other non-confidential documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Buyer and/or Buyer Designee(s), as applicable, is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. Nothing in this Agreement shall require Buyer, a Buyer Designee, Sellers or their respective Affiliates to give testimony to or submit any pleading, affidavit or information to the Bankruptcy Court or any Person that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or their respective stakeholders.

(f)            Sellers acknowledge and agree, and the Sale Order shall provide that, except as otherwise provided in Section 2.02, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Buyer or to the applicable Buyer Designee, as applicable, free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

(g)           In the event the entry of the Bidding Procedures Order, the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order or other such Order), Buyer and Sellers shall use commercially reasonable efforts to defend such appeal. Sellers and Buyer, as applicable, shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

(h)           In the event that any of the Parties to this Agreement discovers a Contract Primarily related to the Business or related to the Purchased Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not a Purchased Contract in accordance with Section 2.01(a), (ii) is a Contract which Buyer wishes to assume the rights and obligations of and (iii) has not been rejected by Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or the applicable Buyer Designee to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 2.05.

(i)            Buyer agrees and acknowledges that Sellers and their Affiliates shall be permitted, and shall be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyer and its Affiliates and Representatives) relating to a Competing Bid, in each case in accordance with and subject to the Bidding Procedures and the Bidding Procedures Order.

(j)            If the Successful Bidder, to the extent such party is not Buyer, fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the Back-Up Bidder will be deemed to have the new prevailing bid. In the event that Buyer is not selected as the Successful Bidder but is otherwise the next highest or otherwise best bid, Buyer will serve as the Back-Up Bidder for the Purchased Assets and Sellers shall be required to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, that Buyer shall only be required to keep Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the date of closing of an Alternative Transaction with the Successful Bidder.

Section 7.11      No Successor Liability. Except as otherwise expressly ordered by the Bankruptcy Court, the Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the Closing, neither Buyer nor any Buyer Designee shall be deemed to: (a) be the successor of any Seller, (b) have, de facto or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Purchased Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that neither Buyer nor any Buyer Designee shall have any Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Purchased Assets) against Sellers or any of Sellers’ predecessors or Affiliates, and neither Buyer nor any Buyer Designee shall have any successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions consistent with this Section 7.11. Buyer acknowledges and agrees that this Section 7.11 shall not in any way be deemed to modify or contract Buyer’s obligations with respect to Assumed Liabilities.

Section 7.12      Change of Name. Promptly following Closing, but in any event by the completion of the Wind-Down, each Seller and each Affiliate of Seller whose name includes the words “College Inn” or “Kitchen Basics” or the other names listed on Section 7.12 of the Disclosure Schedules shall discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by such Seller or Affiliate of such Seller) and no Seller or Affiliate of any Seller shall subsequently change any of their names to or otherwise use or employ any name which includes the words “College Inn” or “Kitchen Basics” or the other names listed on Section 7.12 of the Disclosure Schedules without the prior written consent of Buyer.

Section 7.13      Communications with Customers and Suppliers. Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any Material Customer, Material Supplier or other material contractual counterparty of Sellers with respect to the Business in relation to this Agreement and the transactions contemplated hereby subject to applicable Law. Buyer shall not, and shall cause its Affiliates and Representatives not to, engage in any communications with any Material Customer, Material Supplier or other material contractual counterparty of Sellers in relation to this Agreement and the transactions contemplated hereby without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.14      Investigation; Purchased Assets.

(a)           Buyer acknowledges for the benefit of Sellers (and their respective financial and other professional advisors) that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities and that it and its Representatives have received access to the books and records, facilities, equipment, Contracts and other assets of the Business (including the Purchased Assets) for such purpose. Buyer further acknowledges and agrees that, except for the representations and warranties contained in Article 3 (as modified by the Disclosure Schedules), no Seller nor any of its respective Affiliates or financial or other professional advisors, nor its or their respective Representatives makes or has made or is deemed to have made any representation or warranty, either express or implied, of any nature whatsoever, or other statements or information concerning Sellers, any of their respective Affiliates, the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities in connection with the transactions contemplated by this Agreement, or any matter relating to any of them, including their respective businesses, affaires, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Buyer or any of its Affiliates or any of their respective Representatives by or on behalf of Sellers or otherwise in connection with the transactions contemplated hereby, and such representations and warranties are expressly disclaimed. No Seller makes any representations or warranties regarding the probable success or profitability of the Business. Buyer has not relied on any representation, warranty or other statement by any Person on behalf of Sellers, other than the representations and warranties of Sellers expressly contained in Article 3 (as modified by the Disclosure Schedules).

(b)           Buyer agrees, warrants and represents that Buyer is purchasing the Purchased Assets “AS IS” and “WITH ALL FAULTS” based solely on the representations and warranties set forth in Article 3 (as modified by the Disclosure Schedules) and Buyer’s own investigation of Sellers, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Business. Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS.” Buyer agrees, warrants and represents that, except for the express representations and warranties set forth in Article 3 (as modified by the Disclosure Schedules), Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN Article 3 (as modified by the Disclosure Schedules), NO SELLER MAKES ANY EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE BUSINESS.

Section 7.15      Releases.

(a)           Mutual Releases. Effective on the Closing Date, each Seller and Buyer, for itself and on behalf of its past, present and future controlled Affiliates and its and such controlled Affiliates’ respective current or former directors, officers, members, partners, managers, employees, agents, lenders, investment bankers, attorneys, accountants, advisors and other representatives (collectively, “Representatives”), and each of its and their respective successors, assigns, heirs and executors (each, a “Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, losses, debts, costs, fees, expenses, penalties, Actions, covenants, suits, judgments, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, derivative or otherwise, which any Releasor has, may have, or may assert now or in the future against (i) Sellers, (ii) Buyer, (iii) the Consenting Lenders, (iv) the ABL Agent, (v) the ABL Lenders, (vi) in the case of the entities listed in clauses (ii) through (v), such entities’ respective officers and directors and, (vii) solely with respect to Sellers and their Affiliates, their respective Unaffiliated Officers and Directors and (viii) in the case of the entities listed in clauses (i) through (vii), such entities’ respective employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, for any claims arising from the beginning of time and up to the Closing Date in respect of any period prior to the Closing (collectively, the “Released Parties”). Notwithstanding anything to the contrary in the foregoing, the provisions of this Section 7.15(a) do not release any claims against a Released Party related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted Fraud.

(b)           Avoidance Action Releases. Effective on the Closing Date, Buyer, for itself and on behalf of its Representatives and each of its and their respective successors, assigns, heirs and executors, hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all Avoidance Actions that Buyer is acquiring from the Sellers. For the avoidance of doubt, to the extent that Sellers have any Avoidance Actions Primarily related to the operation of the Business that are not transferred to the Buyer, Seller irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes any such Avoidance Actions. Notwithstanding anything to the contrary in the foregoing, the provisions of this Section 7.15(b) do not release any claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted Fraud.

Section 7.16      Corporate Existence. The Parties acknowledge and agree that nothing in this Agreement or any other Transaction Document shall require any Seller to maintain its corporate (or similar) existence, or shall prevent any Seller or any of their Subsidiaries from winding down its operations.

Section 7.17      Shared Contracts.

(a)           Buyer shall be entitled to assume the Shared Contracts set forth on Schedule 7.17(a) (each, a “Business Shared Contract”), which such Business Shared Contracts shall, subject to Section 2.05, be Purchased Contracts; provided, that if Buyer shall not assume any such Business Shared Contract, then such Contract shall be an Excluded Contract and any Other Buyer shall have the opportunity to assume such Business Shared Contract (which shall no longer be a Business Shared Contract hereunder).

(b)           Buyer agrees that Buyer shall not be entitled to assume the Shared Contracts set forth on Schedule 7.17(b) (the “Other Business Shared Contracts”) which such Shared Contracts are proposed to be assumed by an Other Buyer even though such Other Business Shared Contracts also relate to the Business; provided, that (i) to the extent that the Other Buyer of such applicable Other Business does not assume an Other Business Shared Contract, then, so long as Buyer is willing to pay the Cure Costs associated with such Shared Contract, Buyer shall be entitled to assume such Other Business Shared Contract (which shall then become a Business Shared Contract and Purchased Contract hereunder) and (ii) in the event that Buyer and an Other Buyer requests such Shared Contract, then Sellers shall reasonably cooperate with Buyer and such Other Buyer in determining a successful resolution of such Shared Contract (which shall, to the extent it is assumed by Buyer, become a Business Shared Contract and Purchased Contract hereunder).

(c)           Buyer acknowledges that (i) the transaction contemplated by this Agreement is one transaction in a series of transactions contemplated by Sellers in connection with the Chapter 11 Cases, (ii) Sellers are also selling the Other Businesses to Other Buyers, (iii) Shared Contracts relating to the Business also relate to Other Businesses that may be sold by Sellers to Other Buyers or otherwise wound down by Sellers pursuant to the Wind-Down, (iv) the Other Business Shared Contracts even if they Primarily relate to the Business, may be assigned to Other Buyers, (v) Buyer may be required to rely on Sellers and/or Other Buyers in connection with the Transition Services Agreement or otherwise to obtain access to the benefits of such Shared Contracts and/or may be required to negotiate a replacement contract with the counterparties to such Shared Contracts and (vi) to the extent such Shared Contracts are assigned to Buyer, Other Buyers may be required to rely on Buyer in connection with the Transition Services Agreement or otherwise in order to obtain access to the benefits of such Shared Contracts and/or may be required to negotiate a replacement contract with counterparties to such Shared Contracts. Accordingly, (x) Buyer agrees that if requested by an Other Buyer, it shall use commercially reasonable efforts to cooperate with and assist such Other Buyer and Sellers, including by negotiating in good faith with any Other Buyer and the counterparty to such Shared Contract in connection with any Transition Services Agreement or other reasonable arrangement mutually agreeable to Buyer and such Other Buyer, in order to reasonably provide to such Other Buyer with the benefits of such Shared Contract that the applicable Other Business received prior to the Closing; provided, that in connection with any such reasonable arrangement, Buyer shall not be required to breach the Shared Contract in order to provide such access and Buyer shall be entitled to reimbursement of its expenses and reasonable compensation from such Other Business and (y) Sellers agree that if requested by Buyer, Sellers shall use commercially reasonable efforts to cooperate with and assist Buyer in establishing with such Other Buyer a Transition Services Agreement or other reasonable arrangement mutually agreeable to Buyer and such Other Buyer, in order to reasonably provide to Buyer with the benefits of such Shared Contract that the Business received prior to the Closing.

Section 7.18      Wrong Pockets.

(a)           If at any time and from time to time after the Closing, (i) Sellers shall receive or otherwise possess any asset that has been allocated to Buyer (including any cash, checks, or other payment), then Sellers shall promptly transfer or cause to be transferred such asset to Buyer, (ii) any Other Buyer receives or otherwise possesses any asset (including any cash, checks, or other payment) that has been allocated to Buyer, then Sellers shall use their commercially reasonable efforts to transfer or cause to be transferred such asset to Buyer and (iii) Buyer shall receive or possess any Excluded Asset, then Buyers shall promptly transfer or cause to be transferred such asset to Sellers.  If at any time and from time to time after the Closing, Buyer or the Business shall receive or otherwise possess any asset (including any cash, checks, or other payment) that has been allocated to an Other Buyer, then Buyer shall promptly transfer, or cause to be transferred, such asset to Sellers or, if designated by Sellers, to the Other Buyer so entitled thereto.

(b)           If at any time and from time to time after the Closing, (i) Sellers shall have any Liability that has been allocated to Buyer, then Buyer shall promptly accept, assume and agree to faithfully perform such Liability from Sellers, (ii) any Other Buyer shall have any Liability that has been allocated to Buyer, then Buyer shall promptly accept, assume and agree to faithfully perform such Liability from such Other Buyer, (iii) Buyer shall have any Liability that has been allocated to a Seller, then the applicable Seller shall promptly accept, assume and agree to faithfully perform such Liability from Buyer and (iv) Buyer or the Business shall have any Liability that has been allocated to any Other Buyer, then Sellers shall use their commercially reasonable efforts to cause such Other Buyer to promptly accept, assume and agree to faithfully perform such Liability from Buyer.

Section 7.19      Financial Information Cooperation. From and after the Closing Date (provided that Sellers shall use commercially reasonable efforts to begin compliance with this covenant as soon as practicable after the date of this Agreement), Sellers shall reasonably cooperate with Buyer in facilitating the preparation, review and audit of abbreviated financial statements and other financial information regarding the Business that is required to be included in the financial reports and other public disclosures of Buyer’s Affiliates pursuant to Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in connection with the transaction contemplated hereby. Such cooperation shall include assistance with the preparation of abbreviated financial statements and all other financial information necessary for the accounting firm responsible for reviewing and auditing such financial statements to perform its review and audit, including the execution and delivery by Sellers of a reasonable and customary representation letter (solely in the applicable officer’s or employee’s capacity as an officer or employee of Sellers and not in such officer’s or employee’s individual capacity unless otherwise required by the auditor) to such accounting firm (if and to the extent reasonably required by such accounting firm); provided, that, except to the extent covered by any applicable directors’ and officers’ or other insurance coverage or in the case of fraud or willful misconduct, none of Sellers or any of their officers, employees or Representatives shall have any Liability in connection with any such cooperation and Buyer shall hold harmless, defend and indemnify Sellers and their officers, employees and other Representatives from and against any and all Liabilities, claims and other losses any of them may suffer or incur in connection with any such cooperation. Sellers shall use their commercially reasonable efforts to provide such cooperation in a timely manner such that the preparation of the abbreviated financial statements and other financial information can be completed and the audit report thereon delivered to Buyer no later than 60 days after the Closing Date. The accounting firm responsible for the review and audit of such financial statements shall be Ernst & Young unless otherwise determined by Buyer. All reasonable and documented costs, expenses and fees incurred by Sellers in connection with this Section 7.19 shall be paid by Buyer.

Article 8

CONDITIONS TO CLOSING

Section 8.01      Conditions to Obligations of Buyer and Sellers. The obligations of each of Buyer and Sellers to consummate the Closing are subject to the satisfaction or valid waiver at or prior to the Closing of the following conditions:

(a)           all waiting periods (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under any applicable Antitrust Law, or Foreign Direct Investment Law, set forth on Section 8.01(a) of the Disclosure Schedules shall have expired or been terminated;

(b)           no provision of any applicable Law and no judgment, injunction or Order shall then be in effect prohibiting or making illegal the consummation of the Closing; and

(c)           the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

Section 8.02      Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:

(a)           the representations and warranties of Sellers in this Agreement shall be true and correct on and as of the Closing, as though made at and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except in each case where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifiers contained therein) has not had or would not reasonably be expected to have a Material Adverse Effect;

(b)           the covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects;

(c)           Sellers shall have delivered, or cause to be delivered, to Buyer each item set forth in Section 2.09(a); and

(d)           since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 8.03      Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:

(a)           the representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing, as though made at and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifiers contained therein) in all respects as of such earlier date, except where such failures to be true and correct would not materially impair or prevent Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)           the covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects;

(c)           the consummation of the Vegetable Transaction shall have already occurred or shall occur simultaneously with the transactions contemplated by this Agreement; and

(d)           Buyer shall have delivered, or cause to be delivered, to the appropriate Person(s) each item set forth in Section 2.09(b).

Article 9

SURVIVAL

Section 9.01      Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance at or prior to the Closing shall, in each case, terminate and be of no further force and effect effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by or on behalf of, any Party or any Party’s Affiliates in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms (the “Surviving Post-Closing Covenants”); provided, however, that if no term is specified, the Surviving Post-Closing Covenants shall survive until the earliest of (i) full performance of such covenant in accordance with its terms, (ii) three (3) years following the Closing Date and (iii) with respect to any covenant of a Seller individually, the completion of the Wind-Down of such Seller; provided, further, however, that nothing herein shall limit the liability of any Party for Fraud committed by such Party (and only the Person or Persons that committed such Fraud will be liable therefor).  Except with respect to the Surviving Post-Closing Covenants, no other remedy shall be asserted or sought by Buyer, and Buyer shall cause its Affiliates not to assert or seek any other remedy, against Sellers or any of their respective Affiliates under any contract, misrepresentation, tort, strict liability, or statutory or regulatory Law or theory or otherwise, all such remedies being hereby knowingly and expressly waived and relinquished to the fullest extent permitted under applicable Law. Buyer and Sellers acknowledge and agree, on their own behalf and on behalf of their Affiliates that the agreements contained in this Section 9.01 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 9.01, none of the Parties would enter into this Agreement.

Article 10

TERMINATION

Section 10.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Sellers and Buyer;

(b)           by either Sellers or Buyer, if the Closing shall not have been consummated on or before March 31, 2026, which such date may be extended for sixty (60) days by mutual written agreement of Sellers and Buyer (such date, as may be extended, the “End Date”); provided, however, if all of the conditions to Closing, other than the conditions set forth in Section 8.01(a), Section 8.01(b) or (if all of the conditions to the closing of the Vegetable Transaction and the Fruit Transaction, other than the conditions to the Vegetable Transaction and the Fruit Transaction which correspond to Section 8.01(a) or Section 8.01(b), shall have been satisfied or shall be capable of being satisfied at the End Date) Section 8.03(c), shall have been satisfied or shall be capable of being satisfied at the End Date, either Sellers or Buyer may, by written notice to the other Party, extend the End Date for two (2) additional thirty (30)-day periods (each, a “Renewal Period”) and such date, as so extended to the end of the first or second Renewal Period, as the case may be, shall be deemed the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to a Party whose breach of any of its representations, warranties, covenants or agreements contained herein has been the primary cause of the failure of the Closing to occur on or before the End Date;

(c)           by Sellers, if Sellers are not then in material breach of their obligations under this Agreement and Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to Buyer of such breach or failure to perform and (iii) has not been waived by Sellers;

(d)           by Buyer, if Buyer is not then in material breach of its obligations under this Agreement and Sellers breach or fail to perform any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to Sellers of such breach or failure to perform and (iii) has not been waived by Buyer;

(e)           by either Buyer or Sellers, (i) if the Bankruptcy Court enters an Order dismissing, or converting into cases under Chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under Chapter 11 of the Bankruptcy Code and comprising part of the Chapter 11 Cases, (ii) if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Sellers is appointed in the Chapter 11 Cases or (iii) an Order or dismissal, conversion or appointment is entered with respect to the Chapter 11 Cases prior to the Closing Date for any reason and not reversed or vacated within fourteen (14) days after entry thereof;

(f)            by Buyer or Sellers, if any Governmental Authority issues any Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(f) shall not be available to a Party that failed to use its reasonable best efforts to contest, resolve or lift such Order; provided, further, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to any Party if such Order was primarily caused by (i) such Party’s material breach of any provision of this Agreement or (ii) such Party’s failure to comply in any material respect with its obligations hereunder;

(g)           by either Buyer or Sellers, if an Order of the Bankruptcy Court is entered denying approval of the Sale Order and such Order shall have become a Final Order;

(h)           by Sellers if Sellers determine, in good faith and after consultation with their advisors, that the continued performance under this Agreement or any Transaction Document would be inconsistent with their fiduciary obligations under applicable Law.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party in accordance with Section 12.01. For the avoidance of doubt, each condition permitting termination of this Agreement set forth in this Section 10.01 shall be considered separate and distinct from each other such condition and, if more than one termination condition set forth in this Section 10.01 is applicable, the Party exercising any such termination right shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

Section 10.02    Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 7.01(a), this Section 10.02, Section 10.03 and Article 12, which shall survive such termination of this Agreement and (b) no Party (nor any stockholder, director, officer, employee, agent, consultant or representative of any such Party) shall thereafter have any Liability hereunder, except as provided in Section 10.03 (including relating to the forfeiture of the Deposit and the payment of any other Termination Payments); provided that nothing in this Section 10.02 shall be deemed to release any Party from any Liability (i) for any Willful Breach by such Party of this Agreement occurring prior to its termination and (ii) that may otherwise be provided in, or contemplated by, the provisions of Section 7.01(a).

Section 10.03    Deposit.

(a)           If Sellers terminate this Agreement pursuant to Section 10.01(c) or this Agreement is otherwise terminated when Sellers could have terminated this Agreement pursuant to Section 10.01(c), then the Deposit shall be forfeited to Sellers, Seller Parent shall be entitled to instruct the Escrow Agent to release the Deposit and any interest accrued or accruing thereon and Buyer and Buyer Parent shall cooperate with Seller Parent and the other Sellers in obtaining the release of the Deposit, including by Buyer Parent delivering joint written instructions with Seller Parent to the Escrow Agent to instruct the Escrow Agent to release the Deposit and all interest accrued or accruing thereon to Seller Parent and/or the other Sellers, as directed by Seller Parent. The Parties acknowledge and hereby agree that the release of the Deposit to Sellers if, as and when required to be paid in accordance with this Section 10.03(a), shall not constitute a penalty but will be liquidated damages, and that such Deposit is a reasonable amount to compensate Sellers in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone during the pendency of this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision. If this Agreement is terminated other than pursuant to Section 10.01(c) and other than at a time when Sellers could have terminated this Agreement pursuant to Section 10.01(c), then the Sellers and Seller Parent shall reasonably cooperate with Buyer and Buyer Parent in obtaining the release of the Deposit, including by delivering joint written instructions with Buyer Parent to the Escrow Agent within two (2) Business Days of such termination to instruct the Escrow Agent to release the Deposit to Buyer Parent or its Affiliates as directed by Buyer Parent.

(b)           If Buyer objects to the release of the Deposit and in order to obtain a release of the Deposit, Sellers either commence an Action or defend against an Action that results in a release of all or a portion of the Deposit to Sellers, then Buyer shall pay or cause to be paid to Sellers (or its designee) all reasonable and out-of-pocket costs and expenses (including reasonable attorneys’ fees and the reasonable fees and expenses of any experts and/or consultants engaged by Sellers) of Sellers in connection with such Action, together with interest on the amount of the Deposit from the date such Deposit should have been released to Sellers until the date that the Deposit is actually released to Sellers at a per annum rate based on the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date such payment was required to be made, plus 5.0% (such costs and expenses, collectively with such interest, “Enforcement Costs” together with the release of the Deposit, the “Termination Payments”).  Any amount payable by or on behalf of Buyer pursuant to this Section 10.03(b) shall be paid by Buyer by wire transfer of immediately available funds.  Notwithstanding the foregoing or anything else herein to the contrary, prior to the termination of this Agreement, Sellers shall be entitled to seek specific performance of Buyers’ obligations hereunder in accordance with Section 12.08 while simultaneously seeking payment of the Termination Payments as an alternative remedy in the applicable Action.  In the event that Sellers seek the release of the Deposit as an alternative remedy in an Action as described in the preceding sentence and ultimately obtain a judgment against Buyer for the Termination Payments, then all reasonable and out-of-pocket costs and expenses (including reasonable attorneys’ fees and the reasonable fees and expenses of any experts and/or consultants engaged by Sellers) of Sellers incurred as a result of or in connection with such Action (including all such costs, fees and expenses related solely to the specific performance part of such Action) shall constitute Enforcement Costs hereunder and shall be paid by Buyer to Sellers simultaneously with release of the Deposit to Sellers.

Section 10.04    Costs and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Article 11

GUARANTEE

Section 11.01    Guarantee.

(a)           Guarantor absolutely, unconditionally and irrevocably guarantees to Sellers the due and punctual payment and performance of, and compliance by Buyer with all payment obligations set forth in Section 2.09(b)(i) and other obligations of Buyer under this Agreement (the “Guaranteed Obligations”). The guaranty under this Article 11 is a guaranty of payment and not of collection.

(b)           Guarantor guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of the Guarantor under or in respect of this Section 11.01 are independent of any liabilities or obligations of Buyer under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against Guarantor to enforce its obligations under this Section 11.01, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions.

(c)           Guarantor’s obligations under this Section 11.01 shall not be released or discharged by any or all of the following: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other liabilities or obligations of Buyer under or in respect of this Agreement; (ii) any express amendment or modification of or supplement to this Agreement, or any assignment or transfer of any of the Guaranteed Obligations; (iii) any failure on the part of Buyer to perform or comply with this Agreement; (iv) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of this Agreement; (v) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Guarantor or Buyer or their respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (vi) any change in the name or ownership of Buyer or any other person referred to herein; or (vii) any other circumstances which may constitute a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full in cash of the Guaranteed Obligations.

(d)           Guarantor hereby waives (i) notice of acceptance of this guarantee, (ii) presentment and demand concerning the liabilities of Guarantor and (iii) any right to require that any action be brought against Buyer or any other person, or to require that Sellers seek enforcement of any performance against Buyer or any other person prior to any action against Guarantor under the terms hereof.

(e)           Except as to applicable statutes of limitation, no delay of Sellers in the exercise of, or failure to exercise, any rights under this Section 11.01 shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

(f)           Guarantor hereby represents and warrants to each Seller as follows:

(i)            Guarantor is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(ii)           Guarantor has full power and authority to execute this Agreement. Guarantor has taken all action required by its organizational documents to authorize the execution and delivery of this Agreement. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

(iii)          The execution and delivery by Guarantor of this Agreement do not conflict with, or result in any breach of or constitute a default under, or result in the creation of any lien upon any of the properties or assets of Guarantor under, any provision of (i) the organizational documents of Guarantor, (ii) any Contract to which Guarantor is a party or by which any of its properties or assets is bound or (iii) any judgment or Law applicable to Guarantor or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a material adverse effect on the Guarantor’s ability to perform its obligations hereunder.

(g)           If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Buyer or otherwise, the Guarantor’s obligations under the guaranty in this Article 11 with respect to that payment shall be reinstated at such time as though the payment had not been made.

Article 12

MISCELLANEOUS

Section 12.01    Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be delivered to the addresses set forth below (or pursuant to such other address(es) as may be designated in writing by the Party to receive such notice):

if to Buyer:

If on or prior to January 16, 2026:

B&G Foods North America, Inc.

Four Gatehall Drive

Parsippany, New Jersey 07054

Attention:	General Counsel
Email:	corporatesecretary@bgfoods.com

Beginning January 17, 2026:

B&G Foods North America, Inc.

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:	General Counsel
Email:	corporatesecretary@bgfoods.com

with a copy, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention:	Brian Hamilton, Heather Weigel
Email:	bhamilton@willkie.com, hweigel@willkie.com

if to Sellers, to:

Del Monte Foods Holdings Limited

205 North Wiget Lane

Walnut Creek, California 94598

Attention:	William R. Sawyers
Email:	William.Sawyers@delmonte.com

with a copy, which shall not constitute notice, to:

Herbert Smith Freehills Kramer (US) LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:	Shari Krouner, Colin Bumby, Adam Rogoff and Rachael Ringer
Email:	Shari.Krouner@hsfkramer.com;

Colin.Bumby@hsfkramer.com;

arogoff@kramerlevin.com; and

rringer@kramerlevin.com

All such notices, requests and other communications shall be deemed received (a) if delivered prior to 5:00 p.m. New York time on a day which is a Business Day, then on such date of delivery if delivered personally, or, if delivered by email (unless the sender receives a “bounceback” or other failure to deliver message notification), and if personally delivered, or, if delivered by email (unless the sender receives a “bounceback” or other failure to deliver message notification), after 5:00 p.m. New York time, then on the next succeeding Business Day, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

Section 12.02    Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Buyer and Seller Parent (on behalf of itself and each Seller) or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any waiver asserted against any Seller shall be valid if given by Seller Parent on behalf of such Seller. For clarity, Bankruptcy Court approval shall not be required for any amendment to this Agreement.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.03    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, Buyer, on the one hand, may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Seller Parent, and each Seller, on the other hand, may not assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement without the prior written consent of Buyer, provided, however, that (i) Buyer may assign its right to purchase the Purchased Assets and delegate its obligations to assume the Assumed Liabilities hereunder in whole or in part to any of its Affiliates without the prior written consent of Sellers, and (ii) Buyer may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with the transactions contemplated by this Agreement without the prior written consent of the Seller; provided, that in each preceding instance Buyer will remain obligated to Sellers pursuant to the terms hereof. Any attempted assignment in violation of this Section 12.03 shall be null and void, ab initio. Notwithstanding anything herein to the contrary, (a) in no event shall the designation of a Buyer Designee result in incremental Taxes that would be borne by or otherwise reduce any amounts available to Sellers and (b) Buyer shall provide Sellers with a reasonable advance notice prior to the designation of a Buyer Designee and shall cooperate in good faith with Sellers in connection therewith.

Section 12.04    Governing Law. This Agreement, and all disputes, claims and causes of action (whether in contract or tort) arising out of, relating to or in connection with this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including with respect to the application of the State of Delaware’s statute of limitations to any such disputes, claims or causes of action, without regard to the conflicts of law rules of such State.

Section 12.05    Jurisdiction. The Parties agree that, during the period from the date hereof until the date on which the Chapter 11 Cases are closed or dismissed (the “Bankruptcy Period”), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court. The Parties further agree that, following the Bankruptcy Period, any Action with respect to this Agreement or the transactions contemplated hereby shall be brought against any of the Parties exclusively in either the United States District Court for the District of Delaware or any state court of the State of Delaware located in such district, and each of the Parties hereby irrevocably consents to the jurisdiction of such court and the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such Action (including any Proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action (including any Proceeding) in such courts or that any such Action (including any Proceeding) which is brought in such courts has been brought in an inconvenient forum. Process in any such Action (including any Proceeding) may be served on any party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court, the United States District Court for the District of Delaware or any state court of the State of Delaware. Without limiting the foregoing, each Party agrees that service of process on such Party in the manner as provided in Section 12.01 for notices shall be deemed effective service of process on such Party.

Section 12.06    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSES OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 12.07    Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a .pdf version (or other electronic means) of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Except as otherwise expressly stated or referred to herein, and except for (a) the Released Parties under Section 7.15(a), (b) the Non-Recourse Parties under Section 12.13, and (c) the rights of the Retained Counsel under Section 12.14, no other provision of this Agreement is intended to confer upon any Person other than the Parties any rights, benefits, Proceedings or remedies hereunder.

Section 12.08    Specific Performance. It is understood and agreed by the Parties that money damages (even if available) would not be a sufficient remedy for any breach of this Agreement by Sellers or Buyer and as a consequence thereof, Sellers and Buyer shall each be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach in addition to any other remedy to which such Party may be entitled in Law or in equity, including an Order of the Bankruptcy Court or other court of competent jurisdiction requiring Buyer or Sellers, as may be applicable, to comply promptly with any of their obligations hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with such Order.

Section 12.09    Entire Agreement. This Agreement and the other Transaction Documents (together with the Schedules and Exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth herein and therein. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

Section 12.10    No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction or any legal decision construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

Section 12.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12    Disclosure Schedules. The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of Sellers or their respective businesses, in whole or in part, or as an admission of Liability or obligation of Sellers to any Person. The sections of the Disclosure Schedules have been organized for purposes of convenience in numbered sections corresponding to the sections in this Agreement; provided, however, that any disclosure in any section of the Disclosure Schedules will apply to and will be deemed to be disclosed with respect to any other representation and warranty, so long as the applicability of such disclosure is reasonably apparent on its face. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party or other Person shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceedings, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law. The Disclosure Schedules and the information and disclosures contained therein are intended only to modify the representations or warranties of Sellers contained in this Agreement. Where the terms of a contract or document have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or document, and all such summaries and descriptions are qualified in their entirety by reference to the contract or document being summarized or described to the extent such contract or other document has been made available to Buyer prior to the date hereof.

Section 12.13    No Recourse. Notwithstanding anything in this Agreement or in any other Transaction Document, the Parties hereby acknowledge and agree on their own behalf and on behalf of their respective Affiliates that, except to the extent a Person is a named party to this Agreement, no Person, including any current, former or future director, officer, employee, incorporator, member, manager, director, partner, investor, shareholder, agent, Representative, or Affiliate of any Party (collectively, the “Non-Recourse Parties”), shall have any liability to the other Parties, and each Party shall have no recourse against, any Non-Recourse Party or any other Person other than the other Parties in connection with any liability, claim or cause of action arising out of, or in relation to, this Agreement or the transactions contemplated hereby (other than as set forth in another Transaction Document), whether pursuant to any attempt to pierce the corporate veil, any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.

Section 12.14    Provision Respecting Legal Representation.

(a)           Each of the Parties agrees, on its own behalf and on behalf of its equityholders, managers, directors, members, partners, shareholders, officers, employees and Affiliates, that Herbert Smith Freehills Kramer (US) LLP (“Retained Counsel”) may serve as counsel to Sellers and each of their respective current, former and future equityholders, managers, directors, members, shareholders, partners and Affiliates (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Retained Counsel (or any successor) may serve as counsel to the Seller Group, any member thereof or any current, former or future Affiliate or Representative of any member of the Seller Group in connection with any Action or obligation arising out of or relating to this Agreement, the other Transaction Documents or transactions contemplated hereby notwithstanding such prior representation of Sellers and their respective Affiliates, as applicable, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of the Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Each of the Parties hereby irrevocably acknowledges and agrees that (a) all communications prior to the Closing between any member of the Seller Group, on the one hand, and their external legal counsel, including Retained Counsel, on the other hand, made in connection with the negotiation, preparation, execution, and delivery of, or the performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document, any of transactions contemplated hereby or any matter relating to any of the foregoing are privileged communications between the Seller Group and such counsel (collectively, the “Privileged Communications”) and are the property of the Seller Group, (b) the attorney-client privilege and the expectation of client confidence belongs to the Seller Group and shall be controlled solely by the Seller Parent and shall not pass to or be claimed by Buyer or any of its Affiliates, and (c) from and after the Closing, none of Buyer or any of its Affiliates, or any Representative or Person purporting to act on behalf of or through Buyer or any of its Affiliates, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such Privileged Communications prior to the Closing Date, Buyer, together with any of its Affiliates, Representatives, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any Action against or involving any of the Parties or their respective Affiliates or Representatives after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates and a third party other than a Party, any member of the Seller Group or any of their respective Affiliates or Representatives after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Retained Counsel to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of the Seller Parent.

(b)           The Parties further agree that Retained Counsel and its partners are intended third-party beneficiaries of this Section 12.14.

Section 12.15    Damages Limitation. The Parties expressly acknowledge and agree that no Party hereto shall have any liability under any provision of this Agreement for any special, incidental, consequential, exemplary or punitive damages (other than (a) special, incidental or consequential damages to the extent reasonably foreseeable or awarded to a third party or (b) any punitive damages to the extent awarded to a third party) relating to the breach or alleged breach of this Agreement.

Section 12.16    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred by any Seller to secure performance of Buyer’s obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, such Seller will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

Section 12.17    Disclaimer.

(a)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), EACH OF SELLERS HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY AFFILIATES OR REPRESENTATIVES THEREOF (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY SELLER OR ANY AFFILIATE THEREOF OR ANY OF THEIR RESPECTIVE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS, OR OTHER REPRESENTATIVES). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF SELLERS OR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER, ANY AFFILIATE THEREOF OR ANY OTHER PERSON REGARDING ANY SELLER OR ANY OF ITS AFFILIATES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, OR ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR RESPECTIVE BUSINESS, AFFAIRS, ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF SELLERS OR ANY OF THEIR AFFILIATES, OR ANY OTHER PERSON OR ENTITY ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES, HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES OR BUDGETS MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SELLERS OR ANY OF THEIR AFFILIATES OR OF THE BUSINESS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER INFORMATION MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

(b)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 4, BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY SELLER OR ANY AFFILIATES OR REPRESENTATIVES THEREOF. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO ANY SELLER, ANY AFFILIATE THEREOF OR ANY OTHER PERSON REGARDING BUYER OR ANY OF ITS AFFILIATES, INCLUDING ITS BUSINESS, AFFAIRS, ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

(c)           NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.17 SHALL (X) IMPAIR OR AFFECT IN ANY WAY A PARTY’S ABILITY TO RELY ON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS THEY MAY BE MODIFIED BY THE DISCLOSURE SCHEDULES) OR (Y) SERVE TO LIMIT OR REDUCE IN ANY MANNER (I) THE SCOPE OF ANY OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ANY PARTY HEREUNDER MADE IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR (II) FRAUD (AS DEFINED IN THIS AGREEMENT).

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER PARENT

DEL MONTE FOODS HOLDINGS LIMITED

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President

[Signature Page to Asset Purchase Agreement]

OTHER SELLERS

DEL MONTE FOODS HOLDINGS II, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: Executive Vice President

DEL MONTE FOODS HOLDINGS, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: Executive Vice President

DEL MONTE FOODS, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

DM INTERMEDIATE CORPORATION

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DM INTERMEDIATE II CORPORATION

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

DEL MONTE FOODS CORPORATION II INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

HI CONTINENTAL CORPORATION

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

S&W FINE FOODS, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

CONTANDINA FOODS, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

COLLEGE INN FOODS

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

GREEN THUMB FOODS

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

KITCHEN BASICS, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President

SAGER CREEK FOODS, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

JOYBA, INC.

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President

[Signature Page to Asset Purchase Agreement]

DEL MONTE MEXICO HOLDINGS LLC

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President

DEL MONTE VENTURES, LLC

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: President and Chief Executive Officer

DEL MONTE CHILLED FRUIT SNACKS, LLC

By:	/s/ Greg Longstreet
Name: Greg Longstreet
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

BUYER

B&G FOODS NORTH AMERICA, INC.

By:	/s/ Scott E. Lerner
Name: Scott E. Lerner
Title: Executive Vice President

[Signature Page to Asset Purchase Agreement]

GUARANTOR

B&G FOODS, INC.
(solely for the purposes of Section 11.01)

By:	/s/ Scott E. Lerner
Name: Scott E. Lerner
Title: Executive Vice President

[Signature Page to Asset Purchase Agreement]